                          LOAN AND SECURITY AGREEMENT

                                 BY AND BETWEEN

                             SOLO SERVE CORPORATION

                                  as Borrower

                                      and


                       SANWA BUSINESS CREDIT CORPORATION

                                   as Lender


           Dated for reference purposes only as of September 25, 1997

                               TABLE OF CONTENTS

                                                                                                                     Page
1.       DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

         1.1.    General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.2.    Accounting Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         1.3.    Other Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         1.4.    Rules of Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

2.       CREDIT FACILITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

         2.1.    Total Facility . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         2.2.    Revolving Loan(s)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         2.3.    Manner of Borrowing Revolving Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.4.    Letters of Credit; LC Guaranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.5.    All Loans to Constitute One Obligation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         2.6.    Purpose  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

3.       INTEREST, FEES, TERM AND REPAYMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

         3.1.    Interest, Fees and Charges . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.2.    Letter of Credit and LC Guaranty Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         3.3.    Term of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         3.4.    Termination/Liquidated Damages . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

4.       ELIGIBLE INVENTORY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

         4.1.    Eligible Inventory . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.2.    GAC Letter of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

5.       PAYMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

         5.1.    Loan Account; Method of Making Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.2.    Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.3.    Collection of Accounts and Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.4.    Application of Payments and Collections  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.5.    Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

6.       COLLATERAL:  GENERAL TERMS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

         6.1.    Security Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.2.    Disclosure of Security Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.3.    Special Collateral . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.4.    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.5.    Inspection and Field Audits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.6.    Appraisals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.7.    Perfected Security Interest; Location of Collateral  . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.8.    Lender's Payment of Claims Asserted Against Borrower . . . . . . . . . . . . . . . . . . . . . . . .  24


         6.9.    GAC Permitted Lien . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         6.10.   Sale or Encumbrance of Collateral  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

7.       COLLATERAL:  ACCOUNTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

         7.1.    Verification of Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         7.2.    Assignments, Records and Accounts Report . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         7.3.    Notice Regarding Disputed Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

8.       COLLATERAL:  INVENTORY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

         8.1.    Sale of Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         8.2.    Safekeeping of Inventory; Inventory Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         8.3.    Records and Schedules of Inventory . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         8.4.    Evidence of Ownership of Inventory . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

9.       COLLATERAL:  EQUIPMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

         9.1.    Maintenance of the Equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         9.2.    Evidence of Ownership of Equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         9.3.    Proceeds of the Equipment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         9.4.    Leased Equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

10.      WARRANTIES AND REPRESENTATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

         10.1.   General Warranties and Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         10.2.   Compliance with Environmental Laws.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         10.3.   Account Warranties and Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         10.4.   Inventory Warranties and Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         10.5.   Compliance with ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         10.6.   Representations Relating to Leased Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         10.7.   Automatic Warranty and Representation and Reaffirmation of Warranties and Representations  . . . . .  41
         10.8.   Survival Of Warranties And Representations; Covenants  . . . . . . . . . . . . . . . . . . . . . . .  41
         10.9.   Acknowledgment of Lender's Reliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

11.      COVENANTS AND CONTINUING AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

         11.1.   Financial Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         11.2.   Affirmative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         11.3.   Negative Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         11.4.   Contesting Charges . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         11.5.   Insurance; Payment of Premiums . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         11.6.   Survival of Obligations Upon Termination of Agreement  . . . . . . . . . . . . . . . . . . . . . . .  49

12.      DEFAULT; RIGHTS AND REMEDIES ON DEFAULT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

         12.1.   Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         12.2.   Acceleration of the Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         12.3.   Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         12.4.   Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54





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

13.      CONDITIONS PRECEDENT TO DISBURSEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55

         13.1.   Documentation Checklist  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         13.2.   Form of Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         13.3.   Other Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55

14.      MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56

         14.1.   Appointment of Lender as Borrower's Lawful Attorney-In-Fact  . . . . . . . . . . . . . . . . . . . .  56
         14.2.   Modification of Agreement; Sale of Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         14.3.   Attorneys' Fees and Expenses; Lender's Out-of-Pocket Expenses  . . . . . . . . . . . . . . . . . . .  57
         14.4.   Waiver by Lender . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         14.5.   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         14.6.   Parties; Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         14.7.   Conflict of Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         14.8.   Waiver by Borrower . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         14.9.   Governing Law; Submission To Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         14.10.  Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         14.11.  Section Titles, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         14.12.  Representation by Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         14.13.  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61

EXHIBITS


A        Borrowing Base Certificate

B        Financials

C        Permitted Liens

D        Location of Collateral

E        Schedule of Leased Equipment

F        Jurisdictions where qualified to do business

G        Corporate or Fictitious Names

H        Intellectual Property Rights

I        Pending Litigation

J        Indebtedness

K        Employment Agreements

L        Schedule of Accounts

M        ERISA Matters

N        Real Estate Owned by Borrower

O        Existing Leases

P        Form of Landlord's Waiver

Q        Illinois Collateral Protection Act Notice

                                                                    EXHIBIT 10.1


                         LOAN AND SECURITY AGREEMENT


         THIS LOAN AND SECURITY AGREEMENT (this "AGREEMENT") is dated for reference purposes only as of September 25, 1997, by and between SOLO SERVE CORPORATION, a Delaware corporation ("BORROWER"), having its chief executive office at 1610 Cornerway Boulevard, San Antonio, Texas 78219, and SANWA BUSINESS CREDIT CORPORATION, a Delaware corporation ("LENDER"), having an office at One South Wacker Drive, Chicago, Illinois 60606.


                             W I T N E S S E T H:

         WHEREAS, Borrower desires to borrow funds and obtain other financial accommodations from Lender, and Lender is willing to make certain loans and provide other financial accommodations to Borrower upon the terms and conditions set forth herein; and

         WHEREAS, the parties deem it to be in their best interest to set forth their respective agreements in this Agreement.

         NOW THEREFORE, in consideration of the terms and conditions contained herein, and of any loans or extension of credit heretofore, now or hereafter made to or for the benefit of Borrower by Lender, the parties hereto hereby agree as follows:

1.       DEFINITIONS.

         1.1. General. In addition to terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

                 (a) "ACCOUNT DEBTOR" shall mean any Person who is or who may become obligated to Borrower under, with respect to, or on account of an Account.

                 (b) "ACCOUNTS" shall mean all accounts, contract rights, chattel paper, instruments and documents, whether now owned or hereafter acquired by Borrower.

                 (c) "ACCOUNTS REPORT" shall mean a report delivered to Lender by Borrower, as required by Section 7.2.

                 (d) "AGREEMENT" shall mean this Loan and Security Agreement, as hereafter amended, modified, extended, supplemented or restated.

                 (e) "ANCILLARY AGREEMENTS" shall mean all Security Documents and all agreements, instruments and documents, including without limitation, notes, guaranties, mortgages, deeds of trust, chattel mortgages, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements, subordination agreements, trust account agreements and all other written matter whether heretofore, now, or hereafter executed by or on behalf of Borrower, or any other Person or delivered to Lender or any Participant with respect to this Agreement or with respect to any agreement entered into by Borrower with Lender, all as hereafter amended, modified, extended, supplemented or restated.

                 (f) "BASE RATE" shall mean the fluctuating interest rate equal to the Prime Rate plus one percent (1.0%) per annum.

                 (g) "BOARD" shall mean the Board of Governors of the Federal Reserve System of the United States.

                 (h) "BORROWING BASE" shall mean an amount equal to the sum (as of the date of determination) of: (i) the Current Asset Base, plus (ii) an amount equal to the GAC Letter of Credit then held by Lender.

                 (i) "BORROWING BASE CERTIFICATE" shall mean a certificate in the form of Exhibit A attached hereto, which is delivered to Lender in accordance with Section 11.2(c)(v).

                 (j) "BORROWER'S KNOWLEDGE" or words of such import shall mean all knowledge, including, actual knowledge and knowledge of matters which any reasonable person in such position knew or should have known, of the corporate officers of Borrower, Ross Bacon and Charles M. Siegel.

                 (k) "BUSINESS DAY" shall mean any day that is not a Saturday, a Sunday or a day on which any Depository Bank or Lender is closed.

                 (l) "CAPITAL EXPENDITURES" shall mean all expenditures for any fixed assets or improvements, or for replacements, substitutions or additions thereto, which have a useful life of more than one year, including, but not limited to, the direct or indirect acquisition of such assets by way of increased product or service charges, offset items or otherwise; provided that capital expenditures shall exclude capitalized lease payments and expenditures for capital items made with the proceeds of insurance or condemnation awards.

                 (m) "CHARGES" shall mean all national, federal, state, county, city, municipal, or other governmental (including, without limitation, the Pension Benefit Guaranty Corporation) taxes, levies, assessments, charges, liens, claims or encumbrances upon or relating to (i) the Collateral; (ii) the Liabilities; (iii) Borrower's employees, payroll, income or gross receipts;
(iv) Borrower's ownership or use of any of its assets; or (v) any other aspect of Borrower's business.

                 (n) "CLOSING DATE" shall mean the date of the initial funding of the Revolving Loan.

                 (o) "CODE" shall mean the Internal Revenue Code of 1986, as amended.

                 (p) "COLLATERAL" shall mean all of the property and interests in property described in Section 6.1 and all other property and interests in property which shall, from time to time, secure any part of the Liabilities.

                 (q) "CONTRACT YEAR" shall mean initially, that period of time commencing on the Closing Date and ending October 31, 1998, and thereafter each period of one (1) year commencing on the day after the last day of the immediately preceding Contract Year and ending on October 31 of such year.

                 (r) "CONTROL" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Stock, by contract or otherwise.

                 (s) "COSTS" shall mean any and all reasonable costs and expenses (including, without limitation, the reasonable fees and expenses of any counsel, accountants, appraisers or other professionals) incurred by Lender at any time, in connection with: (a) the preparation, negotiation and execution of this Agreement and all other Ancillary Agreements; (b) the preparation, negotiation and execution of any amendment or modification of this Agreement or the other Ancillary Agreements; (c) the preparation, negotiation and execution of any forbearance agreement or other agreement relating to this Agreement, the Ancillary Agreements or any other agreement between Lender and Borrower (d) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Lender, Borrower or any other Person) in any way relating to this Agreement, the Ancillary Agreements, Borrower's obligations, or Borrower's affairs; (e) any attempt to enforce any rights of Lender or any Participant against Borrower or any other Person which may be obligated to Lender or any Participant by virtue of this Agreement or the Ancillary Agreements;(f) any action to preserve or protect any or all of the Collateral;
(g) any action to preserve, protect, attach or perfect the lien of any security interest granted therein; (h) any action to collect, sell, liquidate or otherwise dispose of the Collateral; (i) the exercise of any right or remedy of Lender hereunder, whether before or after the occurrence of an Event of Default, (j) any inspection, verification, protection, collection, sale, liquidation or other disposition of the Collateral, including Lender's periodic appraisals of the Collateral; and (k) performing any of the obligations relating to or payment of any of the Liabilities hereunder in accordance with the terms hereof.

                 (t) "CURRENT ASSET BASE" shall mean at any time an amount equal to the sum at such time of: (a) seventy percent (70%) of Eligible Inventory, commencing on each May 1, and ending on each December 10, during the term hereof, and (b) sixty-five percent (65%) of Eligible Inventory at all other times, less at all times any reserves as Lender may, at any time and from time to time, establish in the exercise of reasonable credit judgment as a result of changing circumstances.

                 (u) "DEFAULT" shall mean any event or condition which, with the passage of time or the giving of notice or both, would constitute an Event of Default.

                 (v) "DEFAULT RATE" shall mean a rate per annum equal to two percent (2%) in excess of the interest rate then in effect for the respective Liabilities.

                 (w) "DEPOSITORY BANK" shall mean the banking institution which is referred to in Section 5.3 and which shall be the signatory to the Special Deposit Agreement.

                 (x) "EBITDA" shall mean for any applicable fiscal period, the Borrower's Net Income during such period from continuing operations (but without deduction of income and franchise taxes), plus interest expenses and depreciation and amortization deducted in determining Net Income for such period.

                 (y) "ELIGIBLE INVENTORY" shall mean those items of Inventory included in an Inventory Report which, as of the date of such Inventory Report and at all times thereafter satisfy the requirements for eligibility as described in Section 4.1.

                 (z) "EMPLOYEE BENEFIT PLAN" shall mean an employee benefit plan within the meaning of ERISA Section 3(3) maintained, sponsored, participated in or contributed to by the Borrower or any ERISA Affiliate.

                 (aa) "ENVIRONMENTAL LAWS" shall mean the Resource Conservation and Recovery Act of 1987, the Comprehensive Environmental Response, Compensation and Liability Act, any so-called "Superfund" or "Superlien" law, the Toxic Substances Control Act, or any other federal state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect.

                 (bb) "ENVIRONMENTAL LIEN" shall mean a lien in favor of any governmental entity for (i) any liability under any Environmental Laws or
(ii) damages arising from or costs incurred by such governmental entity in response to a release of a Hazardous Material into the environment.

                 (cc) "EQUIPMENT" shall mean all of Borrower's now owned and hereafter acquired equipment and Fixtures, including without limitation, furniture, machinery, vehicles and trade fixtures, together with any and all accessories, parts and appurtenances thereto, substitutions therefor and replacements thereof.

                 (dd) "EQUIPMENT LEASES" shall mean all leases or similar agreements pursuant to which Borrower leases equipment.

                 (ee) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                 (ff) "EVENT OF DEFAULT" shall mean the occurrence or existence of any one or more of the events described in Section 12.1 if the same has not been cured within any applicable cure period contained therein.

                 (gg) "EXCESS INTEREST" shall have the meaning ascribed to such term in Section 3.1.

                 (hh) "EXISTING LEASE" shall have the meaning ascribed to such term in Section 10.6.

                 (ii) "FINANCIALS" shall mean those financial statements of Borrower attached hereto as Exhibit B or delivered to Lender pursuant to
Section 11.2(e).

                 (jj) "FIXTURES" shall mean all "fixtures" as such term is defined in the Uniform Commercial Code as adopted and in effect in the State of Illinois, now owned or hereafter acquired by Borrower.

                 (kk) "GAC" shall mean General Atlantic Corporation, a Delaware corporation.

                 (ll) "GAC LETTER OF CREDIT" shall have the meaning set forth in Section 4.2.

                 (mm) "GAC PERMITTED LIEN" shall have the meaning ascribed to such term in Section 6.9.

                 (nn) "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or any Person succeeding to the functions thereof).

                 (oo) "GENERAL INTANGIBLES" shall mean all choices in action, general intangibles, causes of action and all other intangible personal property of Borrower or every kind and nature (other than Accounts) now owned or hereafter acquired by Borrower. Without in any way limiting the generality of the foregoing, General Intangibles specifically includes, without limitation, all corporate or other business records, security deposits, inventions, designs, patents, patent applications, trademarks, trade names, trade secrets, goodwill, copyrights, registrations, licenses, franchises, insurance proceeds and insurance policies (including the proceeds of any key-man life insurance policies), and tax refund claims owned by Borrower and all letters of credit, guarantee claims, security interests or other security held by or granted to Borrower to secure payment by an Account Debtor of any Accounts.

                 (pp) "HAZARDOUS MATERIALS" shall mean any hazardous substance or pollutant or contaminant defined as such in (or for the purposes of) any Environmental Law and shall include, but not be limited to, petroleum, any radioactive material, and asbestos in any form or condition.

                 (qq) "INDEBTEDNESS" shall mean all of Borrower's liabilities, obligations and indebtedness to any Person of any and every kind and nature, whether primary, secondary, direct, indirect, absolute, contingent, fixed, or otherwise, heretofore, now or hereafter owing, due, or payable, however evidenced, created, incurred, acquired or owing and however arising, whether under written or oral agreement, by operation of law, or otherwise. Without in any way limiting the generality of the foregoing, Indebtedness specifically includes (a) the Liabilities; (b) all obligations or liabilities of any Person that are secured by any lien, claim, encumbrance, or security interest upon property owned by Borrower, even though Borrower has not assumed or become liable for the payment thereof; (c) all obligations or liabilities of Borrower created or arising under any lease of real or personal property, or conditional sale or other title retention agreement with respect to property used or acquired by Borrower, even though the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such property; (d) all obligations and liabilities with respect to unfunded vested benefits under any Employee Benefit Plan or with respect to withdrawal liabilities incurred under ERISA by Borrower or any ERISA Affiliate to any Multi-employer Plan and (e) deferred taxes.

                 (rr) "INTEREST COVERAGE RATIO" shall mean, for any fiscal period, the ratio of: (i) Borrower's EBITDA for that period, to (ii) Borrower's Interest Expenses for such period.

                 (ss) "INTEREST EXPENSES" shall mean the aggregate amount of interest paid or accrued by Borrower including, without limitation, interest payable with respect to the obligations of Borrower to Lender and the interest portion of capitalized lease payments, all as determined in accordance with Generally Accepted Accounting Principles.

                 (tt) "INVENTORY" shall mean all goods, inventory, merchandise and other personal property, including, without limitation, goods in transit, wherever located and whether now owned or hereafter acquired by Borrower which is or may at any time be held for sale or lease, furnished under any contract of service or held as raw materials, work in process, supplies or materials used or consumed in Borrower's business, and all such property the sale or other disposition of which has given rise to

Accounts and which has been returned to or repossessed or stopped in transit by Borrower.

                 (uu) "INTELLECTUAL PROPERTY RIGHTS" shall have the definition ascribed to this term in Section 10.1(g).

                 (vv) "INVENTORY REPORT" shall mean a report delivered to Lender by Borrower, as required by Section 8.3, consisting of a detailed listing of all Inventory as of the date of such Inventory Report describing the location, quality and the value of such Inventory based upon the lower of cost or market value, and at Lender's request the kind, type, and quantity.

                 (ww) "LANDLORD'S WAIVER" shall mean a waiver of all of landlord's lien rights, delivered to Lender in accordance with Section 10.6.

                 (xx) "LC GUARANTY" shall mean a guaranty executed by Lender at the request of Borrower in favor of a Person who has issued a Letter of Credit for the account of Borrower.

                 (yy) "LETTER OF CREDIT" shall mean a standby letter of credit at any time issued by Lender or any Person for the account of Borrower.

                 (zz) "LETTER OF CREDIT FACILITY" shall have the meaning ascribed to it in Section 2.4.

                 (aaa) "LETTER OF CREDIT USAGE" shall mean as at any date of determination, the sum of (i) the maximum aggregate undrawn amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding, plus (ii) the aggregate amount of all drawings under Letters of Credit honored by Lender and not theretofore reimbursed by Borrower (whether such reimbursement is out of the proceeds of Revolving Loans or otherwise).

                 (bbb) "LIABILITIES" shall mean all of Borrower's liabilities, obligations and indebtedness to Lender of any and every kind and nature, whether primary, secondary, direct, absolute, contingent, fixed, or otherwise (including, without limitation, interest, charges, expenses, attorneys' fees and other sums chargeable to Borrower by Lender, future advances made to or for the benefit of Borrower and obligations of performance), whether arising under this Agreement, under any of the Ancillary Agreements (inclusive of any guarantees executed by Borrower) or acquired by Lender from any other source, whether heretofore, now or hereafter owing, arising, due, or payable from Borrower to Lender, however evidenced, created, incurred, acquired or owing and however arising, whether under written or oral agreement, operation of law, or otherwise.

                 (ccc) "LOAN ACCOUNT" shall have the meaning ascribed to it in Section 5.1.

                 (ddd) "LOAN DOCUMENTS" shall mean this Agreement and the Ancillary Agreements.

                 (eee) "LOANS" shall mean all loans and advances made by Lender pursuant to this Agreement, including, without limitation, all Revolving Loans, each payment made by Lender pursuant to an LC Guaranty, and each payment made by Lender pursuant to a Letter of Credit.

                 (fff) "NET INCOME" shall mean net income after income and franchise taxes and shall have the meaning given such term by GAAP, provided that there shall be specifically excluded therefrom tax-adjusted (i) gains or losses from the sale of capital assets, and (ii) gains or losses arising from extraordinary items, as defined by GAAP.

                 (ggg) "NET WORTH" shall mean as of the date of any determination thereof total assets as valued at book value, less total liabilities of Borrower, other than Borrower's liability for the subordinated debt payable to Charles M. Siegel and the Siegel Family Trust.

                 (hhh) "NOTE(S) " shall mean the Revolving Note or any other note hereafter delivered by Borrower to evidence the Liabilities, as hereafter amended, modified, extended, supplemented or restated.

                 (iii) "PARENT" shall mean any Person, now or at any time or times hereafter, owning or controlling (alone or with Borrower, any Subsidiary and/or any other Person) at least a majority of the issued and outstanding Stock or other ownership interest of Borrower or any Subsidiary (hereinafter defined).

                 (jjj) "PARTICIPANT" shall mean any Person, now or at any time or times hereafter, participating with Lender in the loans made by Lender to Borrower pursuant to this Agreement and the Ancillary Agreements.

                 (kkk) "PERMITTED LIEN" shall mean those liens set forth on Exhibit C.

                 (lll) "PERSON" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party, or government (whether national, federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

                 (mmm) "PRIME RATE" shall mean, on any given day, the highest "Prime Rate" of interest quoted by the Wall Street Journal, as the base rate on corporate loans at large U.S. money center commercial banks on such day, provided, however, that in the event that the Wall Street Journal is not published on such day, then the most recent day of publication; provided, however, in the event that the Wall Street Journal ceases quoting a "Prime Rate", "Prime Rate" shall mean the per annum rate of interest quoted as the "Bank Prime Loan" rate for the most recent weekday for which such rate is quoted in Statistical Release H.15 (519) published from time to time by the Board, provided further that in the event that both of the aforesaid indices cease to be published or to quote rates of the aforesaid types, the "Prime Rate" shall be determined from a comparable index chosen by Lender in good faith. The "Prime Rate" shall change effective on the date of the publication of any change in the applicable index by which such "Prime Rate" is determined.

                 (nnn) "REMOTE DEPOSITORY ACCOUNTS" shall mean those depository accounts identified on Exhibit L as Remote Depository Accounts.

                 (ooo) "REVOLVING LOAN(S) " shall have the meaning ascribed to it in Section 2.2(a).

                 (ppp) "REVOLVING NOTE(S)" shall mean the Revolving Note(s) to be executed by Borrower on or prior to the Closing Date in favor of Lender to evidence the Revolving Loans as hereafter amended, modified, supplemented, extended or restated.

                 (qqq) "SECURITIES" shall have the meaning ascribed to that term in the Securities Act of 1934.

                 (rrr) "SECURITIES LAWS" all applicable Federal and state securities laws and regulations promulgated pursuant thereto.

                 (sss) "SECURITY DOCUMENTS" shall mean this Agreement and all other agreements, instruments, documents, financing statements, warehouse receipts, bills of lading, notices of assignment, schedules, assignments, mortgages and other written matter necessary or requested by Lender to create, perfect and maintain perfected Lender's security interest in, and/or lien on, the Collateral.

                 (ttt) "SPECIAL COLLATERAL" shall have the meaning ascribed to it in Section 6.3.

                 (uuu) "SPECIAL DEPOSIT ACCOUNT" shall have the meaning ascribed to that term in Section 5.3.

                 (vvv) "SPECIAL DEPOSIT AGREEMENT" shall mean that certain Special Deposit Agreement among Lender, Borrower and Texas Commerce Bank National Association (or such other banking institution reasonably acceptable to Lender), entered into as of the Closing Date, as hereafter amended, modified, supplemented, extended, reaffirmed, or restated.

                 (www) "STOCK" shall mean all shares, options, interests, participations or other equivalents (however designated) of or in a corporation, whether voting or non-voting, including, without limitation, all agreements, instruments and documents convertible, in whole or in part, into any one or more or all of the foregoing.

                 (xxx) "SUBSIDIARY" shall mean any Person at least a majority of whose issued and outstanding Stock or other ownership interests now or at any time hereafter is owned by Borrower.

                 (yyy)    "TERM" shall have the meaning ascribed to it in
Section 3.3.

                 (zzz) "TOTAL FACILITY" shall have the meaning ascribed to it in Section 2.1.

                 (aaaa) "UNUSED LINE FEE" shall have the meaning ascribed to it in Section 3.1(e).

         1.2. Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined shall have the meanings customarily given them in accordance with GAAP.

         1.3. Other Terms. All other terms contained in this Agreement which are not otherwise defined in this Agreement shall, unless the context indicates otherwise, have the meanings provided for by the Uniform Commercial Code of the State of Illinois to the extent the same are used or defined therein.

         1.4. Rules of Construction. In this Agreement, unless a clear contrary intention appears:

                 (a) the singular number includes the plural number and vice versa; reference to any gender includes each other gender;

                 (b) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; provided that nothing in this clause is intended to authorize any assignment not otherwise permitted by this Agreement;

                 (c) reference to any agreement, document or instrument means such agreement, document or instrument as amended, supplemented, modified, extended, restated and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof, and reference to any note includes any note issued pursuant to any Loan Document in extension or renewal thereof and in substitution or replacement therefor;

                 (d) the words "INCLUDING" (and with correlative meaning "INCLUDE") means including, without limiting the generality of any description preceding such term;

                 (e) with respect to the determination of any period of time, the word "from" means "from and including" and the word "to" means "to but excluding";

                 (f) reference to any law means such as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time; and

2.       CREDIT FACILITY.

         2.1. Total Facility. Provided there does not then exist a Default or an Event of Default, and subject to the terms and conditions herein set forth, Lender agrees to make available for Borrower's use from time to time during the term of this Agreement, upon Borrower's request therefor, certain loans and other financial accommodations (the "TOTAL FACILITY"). Subject to the limitations set forth herein, the principal amount of Borrower's Liabilities outstanding at any one time in the aggregate shall not exceed Twelve Million and no/100 Dollars ($12,000,000.00). The Total Facility shall consist of the Revolving Loans and the Letter of Credit Facility, all described herein.

         2.2.    Revolving Loan(s).

                 (a) Subject to all of the terms and conditions of this Agreement, Lender agrees, for so long as no Default or Event of Default exists, to make Revolving Loans ("REVOLVING LOANS") to Borrower from time to time, as requested by Borrower in accordance with the terms of Section 2.3 hereof, up to a maximum principal amount at any time outstanding equal to the lesser of (i) Twelve Million and no/100 Dollars ($12,000,000.00) minus Letter of Credit Usage, and (ii) the Borrowing Base at such time minus Letter of Credit Usage. It is expressly understood and agreed that Lender may use the Borrowing Base as a maximum ceiling on the principal amount of Loans (including Letter of Credit Usage) outstanding to Borrower at any time. If the unpaid principal balance of the Revolving Loans should exceed the ceiling so determined or any other limitation set forth in this Agreement, such Revolving Loans shall nevertheless constitute Liabilities that are secured by the Collateral and entitled to all the benefits thereof. In no event shall Lender be required to make a Loan at any time that there exists a Default or an Event of Default. Notwithstanding the foregoing provisions of this Section 2.2(a), Lender shall have the right to establish reserves in such amounts, and with respect to such matters, as Lender shall, in the sole exercise of its reasonable discretion, deem necessary or appropriate, against the amount of Revolving Loans which Borrower may otherwise request under this Section 2.2(a). Except as otherwise provided herein, each Revolving Loan shall be made on notice, given not later than 11:00 a.m. (Chicago time) on the Business Day of the proposed Revolving Loan, by Borrower to Lender. Each such notice (a "NOTICE OF REVOLVING LOAN") shall be in writing (including by facsimile transmission) to the account executive of Lender in charge of Borrower's account (Barbara Buck at Closing), or, in her absence, to a designee specified by Lender, specifying therein the requested date and amount of such Revolving Loan. Borrower may also deliver its notice of borrowing by telephone communication to Lender, but such notice shall not be effective until Lender shall have received a confirmation in writing (by facsimile or otherwise) of such notice of borrowing. Lender shall, before 2:30 P.M. (Chicago time) on the date of the proposed Revolving Loan, upon fulfillment of the applicable conditions set forth herein, wire to a bank designated by Borrower and reasonably acceptable to Lender, the amount of such Revolving Loan.

                 (b) The Revolving Loans shall be evidenced by (a) promissory note(s) to be executed and delivered by Borrower at the time of the initial Revolving Loan, (the "REVOLVING NOTE(S)"). The Revolving Note shall be payable to the order of Lender and shall represent the obligation of Borrower to pay the aggregate unpaid principal amount of all Revolving Loans made by Lender to Borrower with interest thereon as prescribed in Section 3.1.

         2.3. Manner of Borrowing Revolving Loans. Borrowings under the credit facility established pursuant to Section 2.2 hereof shall be made as follows:

                 (a) A request for a Revolving Loan shall be made, or shall be deemed to be made, in the following manner: (i) Borrower may give Lender notice of its intention to borrow in accordance with the provisions contained in Section 2.2 hereof; (ii) the becoming due (subject to applicable grace periods) of any amount required to be paid under this Agreement as interest (if not then paid by Borrower) shall be deemed irrevocably to be a request for a Revolving Loan on the due date in the amount required to pay such interest; and (iii) the becoming due (subject to applicable grace periods) of any other Liabilities (if not then paid by Borrower) shall be deemed irrevocably to be a request for a Revolving Loan on the due date in the amount then so due.

                 (b) Borrower hereby irrevocably authorizes Lender to disburse the proceeds of each Revolving Loan requested, or deemed to be requested, pursuant to this Section 2.3 as follows: (i) the proceeds of each Revolving Loan requested under Section 2.3(a)(i) shall be disbursed by Lender in lawful money of the United States of America in immediately available funds, in the case of the initial Revolving Loan, in accordance with the terms of the written disbursement letter from Borrower, and in the case of each subsequent borrowing, by wire transfer of immediately available funds to such bank account as may be agreed upon by Borrower and Lender from time to time; and (ii) the proceeds of each Revolving Loan requested under Section 2.3(a)(ii); or (iii) shall be disbursed by Lender by way of direct payment of the relevant Borrower Liability or Liabilities. Lender shall use commercially reasonable efforts to provide Borrower with notice of any such disbursement and reasonably, detailed information and back-up documentation relating to any such disbursement of Revolving Loan Proceeds within a reasonable time thereafter.

         2.4.    Letters of Credit; LC Guaranties.

                 (a) Subject to all of the terms and conditions of this Agreement, if requested to do so by Borrower, Lender shall issue its, or cause to be issued, Letters of Credit for the account of Borrower or shall execute LC Guaranties by which Lender shall guaranty the payment or performance by Borrower of its reimbursement obligation with respect to Letters of Credit issued for Borrower's account by Lender (the "LETTER OF CREDIT FACILITY"); provided that the aggregate face amount of all Letters of Credit and LC Guaranties outstanding at any time shall not exceed the lesser of: (i) the then current Borrowing Base minus the principal amount then outstanding of the Revolving Loans, or (ii) Two Million and no/100 Dollars ($2,000,000.00). No Letter of Credit may have an expiration date that is later than the earlier of one year after the issuance date or the last day of the Term, unless Borrower shall provide Lender with cash collateral for said Letter of Credit or LC Guaranty, in a manner and amount (not greater than the face amount thereof plus any possible fees, payments, commissions or negotiation charges) acceptable to Lender. Any amounts paid by Lender under any LC Guaranty or in connection with any Letter of Credit (i) shall become part of the Liabilities; (ii) shall be paid from the proceeds of a Revolving Loan requested pursuant to Section 2.2
(a), to the extent Lender is required to make a Revolving Loan pursuant to the terms hereof; and (iii) otherwise, shall be payable on demand. In no event shall Lender, or Lender be required to issue or cause to be issued Letters of Credit or LC Guaranties at any time there exists a Default or an Event of Default.

                 (b) Borrower agrees to unconditionally, irrevocably and absolutely pay immediately to Lender, for the account of Lender, the amount drawn under a Letter of Credit or paid pursuant to a LC Guaranty. If Borrower at any time fails to make such payment, Borrower shall be deemed to have elected to borrow from Lender on such date Revolving Loans equal in aggregate amount to the amount paid by Lender, as the case may be, under such Letter of Credit or LC Guaranty.

         2.5. All Loans to Constitute One Obligation. The Loans shall constitute one general obligation of Borrower, and shall be secured by Lender's security interest in and lien upon all of the Collateral and by all other security interests, liens, claims and encumbrances heretofore, now or at any time or times hereafter granted by Borrower to Lender.

         2.6. Purpose. The purpose of this facility is to pay existing indebtedness of Borrower and to provide Borrower with working capital financing and general corporate purposes.


3.       INTEREST, FEES, TERM AND REPAYMENT.

         3.1.    Interest, Fees and Charges.

                 (a) Interest. So long as no Default or Event of Default has occurred and is continuing, interest shall accrue on the Revolving Loan(s) balance outstanding at the end of each day (computed on the basis of a calendar year of 360 days) at a fluctuating rate per annum equal to the Base Rate.
After the date hereof, the foregoing rate of interest shall be increased or decreased, as the case may be, by an amount equal to any increase or decrease in the Prime Rate, with such adjustments to be effective as of the opening of business on the day that any such change in the Prime Rate becomes effective. The Prime Rate in effect on the date hereof shall be the Prime Rate effective on the opening of business Closing Date. Borrower will receive credit for the proceeds of payments made on the Loan for interest calculations, one (1) business day following receipt of immediately available funds.

                 (b) Default Rate of Interest. Upon and after the occurrence of a Event of Default, the principal amount of all Loans shall bear interest at a rate per annum equal to the Default Rate, which interest rate shall be applicable as of the date on which the Default (which became such Event of Default) occurred and during the continuation of such Event of Default.

                 (c) Commitment Fee. Prior to the Closing Date, Borrower has paid to Lender a commitment fee in the amount of Twenty-Five Thousand and no/100 Dollars ($25,000.00), which fee has compensated Lender for committing to this credit facility. The commitment fee is fully earned and non-refundable.

                 (d) Deposit. In addition to the commitment fee, Borrower has paid to Lender $25,000 as a good faith deposit to be used to reimburse Lender for a portion of the out-of-pocket Costs incurred by Lender in connection with this transaction. Promptly following the Closing Date, Lender shall deliver to Borrower a statement of Costs to which such deposit was applied, together with a refund of any amount remaining unexpended or unapplied.

                 (e) Closing Fee. Borrower shall pay to Lender a closing fee in an amount equal to One Hundred Ninety-Two Thousand and no/100 Dollars ($192,000) less an amount equal to the Commitment Fee, which fee shall be deemed fully earned and nonrefundable at the closing of the transactions contemplated hereby and shall be paid concurrently with the funding of the initial Loan hereunder. Such fee shall compensate Lender for the reasonable costs associated with the origination, structuring, processing, approving and closing of the transactions contemplated by this Agreement, including, but not limited to, administrative, out-of-pocket, general overhead and lost opportunity costs, but not including any cost for which Borrower has agreed to reimburse Lender pursuant to any other provisions of this Agreement or any of the other Ancillary Agreements, such as, by way of example, reasonable legal fees and expenses.

                 (f) Revolving Loan Unused Line Fee. Borrower shall pay to Lender, monthly in arrears, a fee (the "UNUSED LINE FEE") equal to one-half of one percent

(1/2%) per annum of the amount by which Ten Million and no/100 Dollars ($10,000,000.00) exceeds the average of the outstanding principal balance of the Revolving Loans during the month just ended (not including Letter of Credit Usage, if any). By way of illustration, if the average outstanding principal balance during a given month were $6,000,000, Borrower would pay the Unused Line Fee on an amount equal to $4,000,000 and the fee would be calculated as follows (i) $10,000,000, minus (ii) $6,000,000, multiplied by (iii) .5%, divided by (iv) 12. The Unused Line Fee shall be payable monthly in arrears on the first day of each calendar month hereafter.

                 (g) Service Fee. Borrower shall pay to Lender a service fee commencing October 1, 1997 equal to $2,000 per month, payable in advance during the term hereof for any month or portion thereof.

                 (h) Capital Adequacy Charge. In the event that Lender shall have determined that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof or compliance by Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority (in each case effected after the date hereof), does or shall have the effect of reducing the rate of return on Lender's capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender's policies with respect to capital adequacy) by an amount deemed by Lender, in its reasonable discretion, to be material, then from time to time, within three (3) Business Days after submission by Lender to Borrower of a written demand therefor, which demand shall be made within sixty (60) days of such reduction, the Borrower shall pay to Lender such additional amount or amounts as will compensate Lender for such reduction. A certificate of Lender claiming entitlement to payment as set forth above shall be conclusive in the absence of material error. Such certificate shall set forth the nature of the occurrence giving rise to such payment, the additional amount or amounts to be paid to Lender, and the method by which such amounts were determined. In determining such amount, Lender may use any reasonable averaging and attribution methods.

                 (i) Appraisal Fees. Borrower shall reimburse Lender for all reasonable out-of-pocket expenses incurred by Lender in connection with any and all appraisals of any Collateral whether heretofore or hereafter performed.

                 (j) Maximum Interest. It is the intention of the Lender and Borrower to comply with the laws of the State of Illinois, and notwithstanding any provision to the contrary contained herein or in the other Ancillary Agreements, Borrower shall not be required to pay and Lender shall not be permitted to collect any amount in excess of the maximum amount of interest permitted by law ("EXCESS INTEREST"). If any Excess Interest is provided for or determined to have been provided for by a court of competent jurisdiction in this Agreement or in any of the other Ancillary Agreements, then in such event (i) the provisions of this subparagraph shall govern and control; (ii) neither

Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest; (iii) any Excess Interest that the Lender may have received hereunder shall be, at the Lender's option (1) applied as a credit against the outstanding principal balance of the Liabilities or accrued and unpaid interest (not to exceed the maximum amount permitted by law), (2) refunded to the payor thereof, or (3) any combination of the foregoing; (iv) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed under applicable law, and this Agreement and the other Ancillary Agreements shall be deemed to have been, and shall be, reformed and modified to reflect such reduction; and (v) neither the Borrower nor any guarantor or endorser shall have any action against the Lender for any damages arising out of the payment or collection of any Excess Interest.

         3.2. Letter of Credit and LC Guaranty Fees. As additional consideration for issuing or causing to be issued, Letters of Credit for Borrower's account or for issuing its LC Guaranties at Borrower's request pursuant to Section 2.4, Borrower agrees to pay fees in respect to each Letter of Credit or LC Guaranty so issued. Said fees shall be payable on the date which such Letter of Credit or LC Guaranty is issued and shall be in an amount equal to two percent (2%) of the undrawn amount of the Letter of Credit or LC Guaranty multiplied by a fraction, the numerator of which is the number of days in the term of the applicable Letter of Credit or LC Guaranty and the denominator of which is 360. In the event a Letter of Credit or LC Guaranty is renewed or extended a fee calculated in the manner provided above shall be payable for any such renewal or extended period. Further, Borrower shall pay and/or reimburse Lender all fees and charges paid by Lender on account of any Letter of Credit or L/C Guaranty.

         3.3. Term of Agreement. Subject to Lender's right to cease making Loans to Borrower at any time upon or after the occurrence and during the continuance of any Default or Event of Default and subject to Borrower's right to terminate this Agreement pursuant to Section 3.4, this Agreement shall be in effect for a period from the date hereof, through and including October 31, 2000 (the "TERM"). Notwithstanding any termination, until all of the Liabilities shall have been paid in full and satisfied, Lender shall be entitled to retain its security interest in the Collateral, Borrower shall continue to remit proceeds of the Collateral as provided in this Agreement and Lender shall retain all of its rights and remedies under this Agreement.

         3.4.    Termination/Liquidated Damages.

                 (a) Subject to the conditions contained herein and upon not less than thirty (30) days' prior written notice to Lender, Borrower may, at its option, terminate this Agreement; provided that, no such termination shall be effective until Borrower shall have paid all of the Liabilities in immediately available funds, Borrower shall have paid Lender the sums set forth in Section 3.4(d), and all Letters of Credit issued by Lender and all LC Guaranties have expired or Borrower shall have provided substitute or replacement Letters of Credit, or cash collateral as provided in Section 3.4(c), in amounts satisfactory to Lender.

                 (b) All of the Liabilities shall be due and payable upon any termination of this Agreement, including, without limitation, any earned but unpaid fees. Except as otherwise expressly provided for in this Agreement or the other Ancillary Agreements, no termination or cancellation (regardless of cause or procedure) of this Agreement, or any of the other Ancillary Agreements shall in any way affect or impair the rights, powers or privileges of Lender or the obligations, duties, or liabilities of Borrower or Lender in any way relating to (i) any transaction or event occurring prior to such termination or cancellation or (ii) any of the undertakings, agreements, covenants, warranties or representations of Borrower contained in this Agreement, or any of the other Ancillary Agreements. All such undertakings, agreements, covenants, warranties and representations of Borrower shall survive such termination or cancellation and Lender shall retain all of its rights and remedies under this Agreement and the other Ancillary Agreements notwithstanding such termination or cancellation, and Lender shall retain its Liens in the Collateral, in each case until Borrower shall have paid the payment Liabilities to Lender in full, in immediately available funds, but not including unliquidated or unasserted indemnity obligations.

                 (c) With respect to the face amount of all LC Guaranties and Letters of Credit issued by Lender outstanding on any proposed date of termination, Borrower may provide replacement or substitute Letters of Credit and, if Borrower does not, Lender may require Borrower to deposit with Lender funds equal to such face amount, in order for any such termination to become effective. Any such deposit or advance shall be held by Lender as a reserve to fund future payments on such LC Guaranties and future drawings against such Letters of Credit. At such time as all LC Guaranties have been paid or terminated and all Letters of Credit have been drawn upon or expired, any amounts remaining in such reserve shall be applied against any outstanding Liabilities, or to the extent all payment Liabilities have been paid in full, returned to Borrower. Lender shall not have any obligation to invest such funds deposited with it in an interest bearing account and interest and earnings thereon, if any shall be property of Lender.

                 (d) In the event that the Total Facility is terminated prior to the expiration of the Term (whether such termination be voluntary or involuntary due to an acceleration following an Event of Default), Borrower shall pay to Lender an amount equal to (i) three percent (3%) of the Total Facility to the extent pre-paid or terminated for a prepayment or a termination occurring prior to October 31, 1998; and (ii) one percent (1%) of the Total Facility after October 31, 1998 but prior to October 31, 2000, or during any subsequent renewal thereof.


4.       ELIGIBLE INVENTORY GAC LETTER OF CREDIT.

         4.1. Eligible Inventory. Upon Borrower's delivery to Lender of an Inventory Report, Lender shall determine which items of Inventory listed thereon are Eligible Inventory. Eligible Inventory shall mean all Inventory other than the following:

                 (a) Any item of Inventory which is not in salable condition or does not meet all standards imposed by any governmental agency, or department or division thereof, having regulatory authority over such goods, their use or sale or is either not currently useable or currently unsaleable in the ordinary course of Borrower's business or is otherwise unacceptable to Lender due to age, type, category or quantity;

                 (b) Any item of Inventory which is not located at one of the locations listed on Exhibit D attached hereto, is not subject to and covered by Lender's first priority perfected security interest or is subject to any other lien, claim, encumbrance or security interest, except for Permitted Liens;

                 (c) Any item of Inventory which has been consigned, sold or leased to any Person;

                 (d) Any item of Inventory unless each of the warranties and representations set forth in Section 10.4 has been reaffirmed with respect such item of Inventory at the date that the most recent Inventory Report was delivered to Lender;

                 (e) Any item of Inventory which was purchased by Borrower in or as part of a "bulk" transfer or sale of assets unless Borrower, and the seller of such item, have complied with all applicable bulk sales or bulk transfer laws;

                 (f) Any item of Inventory which is work-in-progress, maintenance supplies, spare parts and shipping materials; or

                 (g) Slow-moving packaway Inventory, including seasonal inventory stored at the distribution center and other slow-moving inventory.

         4.2. GAC Letter of Credit. Borrower shall have the right, from time to time during the term hereof, to deliver to Lender a letter of credit issued by GAC or upon the application of GAC, naming Lender as beneficiary thereof, in an amount not to exceed $750,000, which letter of credit shall be in form and substance acceptable to Lender, in Lender's sole and exclusive discretion (the "GAC LETTER OF CREDIT"). Notwithstanding the foregoing, Lender hereby agrees not to present the GAC Letter of Credit for payment at any time that an Event of Default or Default has not occurred and is continuing. Any proceeds of the GAC Letter of Credit paid to Lender shall be applied by Lender to the Liabilities, in such order of priority as Lender shall, in its sole discretion determine.

5.       PAYMENTS.

         5.1. Loan Account; Method of Making Payments. Lender shall maintain a loan account (the "LOAN ACCOUNT") on its books in which shall be recorded (a) all loans and advances made by Lender to Borrower pursuant to this Agreement; (b) all payments made by Borrower on all such loans and advances; and (c) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest. All entries in the Loan Account shall be made in accordance with Lender's customary accounting practices as in effect from time to time. Unless otherwise agreed to in writing from time to time hereafter, all payments which Borrower is required to make to Lender under this Agreement or under any of the Ancillary Agreements shall be made by appropriate debits to the Loan Account. Lender may, in its sole and absolute discretion, elect to bill Borrower for such amounts in which case the amount shall be immediately due and payable with interest thereon at the applicable rates set forth in Section 3.1.

         5.2.    Payments.  That portion of the Liabilities consisting of:

                 (a) Principal, payable on account of Revolving Loans, shall be payable by Borrower to Lender immediately upon the earliest of (i) the receipt by Lender or Borrower (after the occurrence and during the continuation of an Event of Default) of any proceeds of any of the Collateral consisting of Accounts or Inventory, to the extent of said proceeds; (ii) the occurrence of any Event of Default in consequence of which Lender elects to accelerate the maturity and payment of the Liabilities; and (iii) termination of this Agreement pursuant to Section 3.4; provided that if the principal balance of Revolving Loans plus Letter of Credit Usage outstanding at any time shall exceed the Borrowing Base at such time, Borrower shall immediately repay the Revolving Loans in an amount sufficient to reduce the aggregate unpaid principal amount of such Revolving Loans plus Letter of Credit Usage by an amount equal to such excess.

                 (b) Interest accrued on the Revolving Loan(s) shall be due on the earliest of (i) the first day of each month (for the immediately preceding month), computed through the last calendar day of the preceding month; (ii) the occurrence of an Event of Default in the consequence of which Lender elects to accelerate the maturity and payment of the Liabilities; or
(iii) termination of this Agreement pursuant to Section 3.4; provided that Borrower hereby irrevocably authorizes Lender to advance to Borrower and to charge to Borrower's Loan Account hereunder as a Revolving Loan, a sum sufficient each month to pay all interest accrued on the Revolving Loan(s) during the immediately preceding month.

                 (c) Costs payable pursuant to this Agreement shall be payable by Borrower, on demand (except as otherwise provided herein with respect to such Costs) to Lender or to any other Person designated by Lender in writing.

                 (d) The balance of the Liabilities requiring the payment of money, if any, shall be payable by Borrower to Lender as and when provided in this Agreement, the Ancillary Agreements, or if no such specific payment provision is so provided, then on demand.

         5.3.    Collection of Accounts and Payments.

                 (a) Borrower will immediately deposit any and all remittances and proceeds of the Collateral in the identical form in which such payment was made, whether by cash or check in those depository accounts set forth on Exhibit L and identified thereon as Remote Depository Accounts. Borrower shall direct all Account Debtors (other than lay-away customers and customers participating in the foster parent voucher or similar programs) to remit all payments to one of the Remote Depository Accounts or the Special Deposit Account. Borrower shall grant to Lender a security interest in such Remote Depository Accounts, pursuant to the terms of a Remote Depository Account Agreement, in form and substance reasonably acceptable to Lender, which agreement shall provide, inter alia that all funds deposited into such Remote Depository Accounts shall be transferred each day to a deposit account (the "SPECIAL DEPOSIT ACCOUNT") with Texas Commerce Bank National Association, or such other banking institution as Lender shall reasonably approve (the "DEPOSITORY BANK"). Borrower shall grant to Lender a security interest in such Special Deposit Account pursuant to the terms of a Special Deposit Agreement pursuant to which all deposits will be wire transferred to Lender on a daily basis. Depository Bank shall acknowledge, in a manner satisfactory to Lender, that: (i) all payments made to such Special Deposit Account are the sole property of Lender; (ii) Borrower has no right to retain, receive or direct funds deposited therein, (iii) Depository Bank has no right of setoff against the funds in such Special Deposit Account; and (iv) Depository Bank will wire, or otherwise transfer, in a manner satisfactory to Lender, funds deposited in such Special Deposit Account to Lender on a daily basis as soon as such funds are collected.

                 (b) Lender will credit (conditional upon final collection) all payments received from the Special Deposit Account to the Loan Account. Borrower and any Affiliates, shareholder, directors, officers, employees, or agents of Borrower and all Persons acting for or in concert with Borrower shall, acting as trustee for Lender, receive, as the sole and exclusive property of Lender, any monies, checks, notes, drafts or any other payments relating to or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall remit the same or cause the same to be remitted, in kind, to Lender pursuant to the Special Deposit Agreement or directly to Lender, at Lender's address set forth above.

                 (c) Borrower agrees to pay to Lender any and all Costs which Lender incurs in connection with the Special Deposit Account and depositing for collection by Lender any check or item of payment received or delivered to Depository Bank or

Lender on account of the Liabilities and Borrower further agrees to reimburse Lender for any claims asserted by Depository Bank in connection with the Special Deposit Account or any returned or uncollected checks received by Depository Bank for deposit in the Special Deposit Account.

         5.4. Application of Payments and Collections. If there has not occurred an Event of Default which is continuing, all payments and collections shall be applied against the Liabilities, which are due and payable at the time of payment and/or collections, (a) as provided herein or (b) if no specific provision therefor is contained herein, then as directed by Borrower. After the occurrence and during the continuation of a Default, (i) Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or times thereafter received by Lender from or on behalf of Borrower, and (ii) Borrower hereby irrevocably agrees that Lender shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times thereafter by Lender against the Liabilities, in such manner as Lender may deem advisable, notwithstanding any entry by Lender upon any of its books and records. If as the result of collections of Accounts as authorized by Section 5.3 a credit balance exists in the Loan Account, such credit balance shall not accrue interest in favor of Borrower, but shall be available to Borrower at any time or times for so long as no Default or Event of Default exists. After the occurrence and during the continuation of any Default, all payments and collections shall be applied against the Liabilities as follows:

         (w)     first, to Lender in an amount sufficient to pay all Costs;

         (x) second, to Lender to fund any deposits required to be paid to Lender in accordance with Section 12.3(e);

         (y) third, to Lender in an amount equal to any other Liabilities which are then unpaid; and

         (z) finally, upon payment in full of all of the Liabilities, to pay to Borrower, or its representatives or as a court of competent jurisdiction may direct, any surplus then remaining from such payments and collections.

         5.5. Statements. All advances to Borrower, and all other debits and credits provided for in this Agreement, shall be evidenced by entries made by Lender in its internal data control systems showing the date, amount and reason for each such debit or credit. Until such time as Lender shall have rendered to Borrower written statements of account as provided herein, the balance in the Loan Account, as set forth on Lender's most recent statement, shall be rebuttably presumptive evidence of the amounts due and owing to Lender by Borrower. Not less than ten (10) days after the final day of each calendar month, Lender shall render to Borrower a statement setting forth the balance of the Loan Account, including principal, interest, expenses and fees. Each such statement shall be subject to subsequent adjustment by Lender and

Lender's right to reapply payments in accordance with Section 5.4, but shall, absent manifest errors or omissions, be presumed correct and binding upon Borrower and shall constitute an account stated unless, within thirty (30) days after receipt of any statement from Lender, Borrower shall deliver to Lender written objection thereto specifying the error or errors, if any, contained in such statement.


6.       COLLATERAL:  GENERAL TERMS.

         6.1. Security Interest. To secure the prompt payment to Lender of the Liabilities, Borrower hereby grants to Lender a continuing security interest in and to all of the following property and interest in property of Borrower, whether now owned or existing or hereafter acquired or arising and wherever located: (a) all Accounts, Inventory, Equipment, vehicles, contract rights, General Intangibles, chattel paper, instruments, letters of credit, documents and documents of title; (b) all of the Borrower's deposit accounts (general or special) with and credits and other claims against Depository Bank, any Remote Depository Account, Lender, or any other financial institutions with which Borrower maintains deposits or accounts; (c) all of Borrower's now owned or hereafter acquired monies, and any and all other personal property of Borrower now or hereafter coming into the actual possession, custody or control of Lender or any agent or affiliate of Lender in any way or for any purpose (whether for safekeeping, deposit, custody, pledge, transmission, collection or otherwise); (d) all insurance proceeds of or relating to any of the foregoing;
(e) all of Borrower's books and records relating to any of the foregoing; and
(f) all accessions and additions to, substitutions for, and replacements, products and proceeds of any of the foregoing. It is the intent of Borrower to grant to Lender a first perfected security interest in all personal and intangible property of Borrower (but expressly excluding real property) whether now existing or hereafter acquired and that the term "Collateral" be given the broadest construction possible. Notwithstanding anything to the contrary contained in this Section 6.1, the Collateral shall not include any items of Collateral which are, on the Closing Date, subject to a Permitted Lien in favor of Met Life Capital Corporation, Texas Commercial Bank N.A. or Nationwide Life Insurance Company if: (a) the valid grant of a security interest or lien in favor of Lender in such items of Collateral is prohibited by the express terms of the agreement between Borrower and the holder of such lien or security interest, and (b) any obligations are owing by Borrower to the holder of such lien or security interest. Upon satisfaction of such Permitted Lien such property or asset excluded pursuant to the foregoing sentence shall become a part of the Collateral, without further action by Borrower or Lender, and Borrower hereby agrees not to grant a security interest in any such asset or property during the Term to any other Person.

         6.2. Disclosure of Security Interest. Borrower shall make appropriate entries upon its financial statements and books and records disclosing Lender's security interest in the Collateral.

         6.3. Special Collateral. Immediately upon Borrower's receipt of any Collateral which is evidenced or secured by an agreement, chattel paper, letter of credit, instrument or document, including, without limitation, promissory notes, documents of title and warehouse receipts (the "SPECIAL COLLATERAL"), Borrower shall deliver the original thereof to Lender or to such agent of Lender as Lender shall designate, together with appropriate endorsements, the documents required to draw thereunder (as may be relevant to letters of credit) or other specific evidence (in form and substance acceptable to Lender) of assignment thereof to Lender; provided that Borrower shall be required to provide title certificates noting Lender as a security holder for each item of Equipment constituting a titled vehicle only after request thereof from Lender.

         6.4. Further Assurances. At Lender's request, Borrower shall, from time to time, (a) execute and deliver to Lender all Security Documents that Lender may reasonably request, in form and substance acceptable to Lender, and pay the costs of any recording or filing of the same; and (b) take such other actions as Lender may reasonably request, in order to fully effect the purposes of this Agreement and to protect Lender's interest in the Collateral. Borrower hereby irrevocably makes, constitutes and appoints Lender (and all Persons designated by Lender for that purpose) as Borrower's true and lawful attorney and agent-in-fact to sign the name of Borrower on any of the Security Documents and to deliver any of the Security Documents to such Persons as Lender, in its sole discretion, may elect. Borrower agrees that a carbon, photographic, photostatic, or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.

         6.5. Inspection and Field Audits. Lender (by any of its officers, employees, representatives or agents) shall have the right, at any time or times during Borrower's usual business hours, following reasonable prior notice to Borrower (unless a Default or Event of Default has occurred and is continuing, in which event no notice shall be required), to inspect and perform field audits with regard to the Collateral, the Borrowing Base and all books and records related thereto (and to make extracts from such records) and the premises upon which any of the Collateral is located, to discuss Borrower's affairs and finances with any person (including officers, directors and employees of Borrower and Borrower's independent auditors) and to verify the amount, quality, value and condition of, or any other matter relating to, the Collateral.

         6.6. Appraisals. Lender (by any of its officers, employees, representatives, agents or appraisers) shall have the right, at any time or times during Borrower's usual business hours, following reasonable notice to Borrower (unless a Default or Event of Default has occurred and is continuing, in which event no notice shall be required), to have the Collateral appraised and to verify the amount, quality, value and condition of, or any other matter relating to the Collateral. Borrower shall reimburse Lender of its out-of-pocket Costs in connection with such appraisals, upon demand; provided that, unless an Event of Default or Default has occurred and is continuing, Lender shall obtain no more than four (4) appraisals in any one calendar year.

         6.7. Perfected Security Interest; Location of Collateral. Borrower hereby warrants and represents to and covenants with Lender that, subject to the terms and conditions of this Agreement, Lender's security interest in the Collateral is now and at all times shall be perfected and, upon proper filing of financing statements, have a first priority, subject only to liens identified on Exhibit C. Borrower's chief executive office, principal place of business and all other offices and locations of the Collateral and books and records related thereto (including, without limitation, computer programs, printouts and other computer materials and records concerning the Collateral) are set forth on Exhibit D. Borrower shall not remove its books and records or the Collateral from any such locations (except for removal of items of Inventory upon its sale in accordance with the terms of this Agreement and the return of items of defective Inventory) and shall not open any new offices or relocate any of its books and records or the Collateral except within the continental United States of America with at least thirty (30) days prior notice thereof to Lender.

         6.8. Lender's Payment of Claims Asserted Against Borrower. Lender may, but shall not be obligated to, at any time or times hereafter, in its sole discretion, and without waiving any Default or Event of Default or waiving or releasing any obligation, liability or duty of Borrower under this Agreement or the Ancillary Agreements, pay, acquire or accept an assignment of any security interest, lien, claim or other encumbrance asserted by any Person against the Collateral. All sums paid by Lender under this Section 6.8, including all costs, fees (including without limitation reasonable attorneys' fees and paralegals' fees and court costs), expenses and other charges relating thereto, shall be payable by Borrower to Lender on demand and shall be additional Liabilities secured by the Collateral.

         6.9. GAC Permitted Lien. Lender hereby consents to Borrower granting to GAC a lien on certain of Borrower's assets, including portions of the Collateral, to secure Borrower's obligation to reimburse GAC for draws upon the GAC Letter of Credit (the "GAC PERMITTED LIEN"). The maximum amount secured by the GAC Permitted Lien shall equal the face amount of the GAC Letter of Credit, interest accrued thereon following a draw thereof, and reasonable enforcement charges. The GAC Permitted Lien shall be expressly subordinate to the lien securing the Liabilities, pursuant to the terms of a Subordination and Intercreditor Agreement entered into between Lender and GAC concurrently herewith, as amended, modified, supplemented, extended or restated from time to time.

         6.10. Sale or Encumbrance of Collateral. Except as expressly permitted pursuant to Sections 8.1 and 9.3, Borrower shall not, without the prior written consent of Lender (which consent may be withheld in Lender's sole and absolute discretion), sell, transfer, or otherwise dispose of any of the Collateral. Borrower shall not, without the prior written consent of Lender (which consent may be withheld in Lender's sole and absolute discretion grant a security interest in or encumber any of the Collateral, other than liens in favor of Lender and the GAC Permitted Lien.

7.       COLLATERAL:  ACCOUNTS.

         7.1. Verification of Accounts. Any of Lender's officers, employees or agents shall have the right, at any time or times hereafter, in Lender's or Borrower's name or in the name of a firm of independent certified public accountants acceptable to Lender, to verify the validity, amount or any other matters relating to any Accounts by mail, telephone, telegraph or otherwise.

         7.2. Assignments, Records and Accounts Report. Borrower shall keep accurate and complete records of its Accounts. As frequently as Lender shall require, but not less frequently than once per month, Borrower shall deliver to Lender an aged trial balance of all Accounts (an "ACCOUNT'S REPORT"), specifying the Account Debtor obligated on such Accounts, such Account Debtor's name and outstanding balance and the aging of such Accounts; provided that Borrower may exclude from such Accounts Report any and all Accounts arising from lay-away sales and sales in connection with the foster parent voucher and similar programs ("VOUCHER ACCOUNTS"), provided such excluded voucher accounts do not exceed, in the aggregate $100,000 at any one time. Borrower shall also deliver to Lender, upon demand the original of all documents, including, without limitation, repayment histories, present status reports and shipment reports, relating to the Accounts included in any Accounts Report as Lender shall reasonably require.

         7.3. Notice Regarding Disputed Accounts. Borrower shall give Lender prompt notice of any Accounts individually or in the aggregate in excess of $25,000 at any time or from time to time which are in dispute between any Account Debtor and Borrower. Each Accounts Report shall identify all disputed Accounts and disclose with respect thereto, in reasonable detail, the reason for the dispute, all claims related thereto and the amount in controversy.


8.       COLLATERAL:  INVENTORY.

         8.1. Sale of Inventory. Unless a Default or an Event of Default occurs and Lender directs otherwise, Borrower may sell Inventory in the ordinary course of its business (which does not include a transfer in partial or total satisfaction of Indebtedness, or sales in bulk. All proceeds of such sales shall be part of the Collateral. Borrower shall not rent, lease or otherwise transfer or dispose of any of the Inventory without Lender's prior written consent, except as set forth in this Section 8.1.

         8.2. Safekeeping of Inventory; Inventory Covenants. Borrower shall maintain all Inventory in good and salable condition at all times. Lender shall not be responsible for (a) the safekeeping of the Inventory; (b) any loss or damage thereto or destruction thereof occurring or arising in any manner or fashion from any cause; (c) any diminution in the value of Inventory or (d) any act or default of any carrier, warehouseman, bailee or forwarding agency or any other Person in any way dealing with or handling the Inventory.

         8.3. Records and Schedules of Inventory. Borrower shall keep correct and accurate daily records on the lower of cost or market value basis, itemizing and describing the kind, type, quality and quantity of Inventory, Borrower's cost therefor and selling price thereof, and the daily withdrawals therefrom and additions thereto and Inventory then on consignment (if any, provided that Lender's prior written consent to such consignment must be obtained), and shall furnish to Lender, weekly on each Friday during the term hereof (except when a Friday is a national holiday and Borrower is closed for business, and then, in such case, on the immediately following Monday), a current updated Inventory Report, based on the lower of a cost or market value assumption. Notwithstanding the foregoing, the Inventory Report with respect to Inventory located at any of Borrower's retail store locations need only describe the lower of cost or market value of Inventory located at each retail store. A physical cycle count of the Inventory shall be conducted no less than annually and a report based on such count of the Inventory shall promptly thereafter be provided to Lender together with such supporting information including, without limitation, invoices relating to Borrower's purchase of goods listed in said report, as Lender shall reasonably request.

         8.4. Evidence of Ownership of Inventory. Borrower shall, upon Lender's request, promptly deliver to Lender all evidence of ownership of the Inventory.


9.       COLLATERAL:  EQUIPMENT.

         9.1. Maintenance of the Equipment. Borrower shall keep and maintain the Equipment in good operating condition and repair, ordinary wear and tear excepted, and shall make all necessary replacements thereof so that the value, utility and operating efficiency thereof shall at all times be maintained and preserved, ordinary wear and tear excepted, and shall promptly inform Lender of any material additions to or deletions from the Equipment.

         9.2. Evidence of Ownership of Equipment. Borrower shall, upon Lender's request, promptly deliver to Lender all evidence of ownership of the Equipment (including, without limitation, bills of sale, certificates of title and applications for title).

         9.3. Proceeds of the Equipment. Borrower shall not sell, transfer, lease, grant a security interest in or otherwise dispose of or encumber the Equipment or any part thereof to any Person other than Lender except for purchase money liens (including capitalized leases and other forms of installment purchase financing) granted to the Person financing a purchase of office Equipment or motor vehicle(s) so long as the lien granted is limited to the specific fixed assets so acquired, the aggregate amount of indebtedness secured by all such liens as a result of purchases shall not exceed $500,000 from the date hereof through and including January 31, 1998;

$1,500,000 from February 1, 1998 through and including January 31, 1999, $2,000,000 from February 1, 1999 through and including January 31, 2000, and $2,000,000 for each fiscal year thereafter, and the transaction does not violate any other provision of this Agreement (notification of such purchase money lien to be provided within ten (10) days of acquisition of such fixed asset); provided that in any fiscal year of Borrower, Borrower may sell or otherwise dispose of any single piece of Equipment with a net book value not to exceed $10,000 so long as all Equipment disposed of in any fiscal year of Borrower does not have a net book value in excess of $100,000 in the aggregate. In the event any Equipment is sold, transferred or otherwise disposed of as permitted in this Section 9.3, Borrower shall promptly notify Lender of such fact and following the occurrence of and during the continuance of a Default or an Event of Default, shall deliver all of the cash proceeds of such sale, transfer or disposition to Lender, which proceeds shall be applied to the repayment of the Liabilities; provided that prior to the occurrence of an Event of Default, Borrower may use the proceeds of such sale, transfer or disposition solely to finance the purchase of replacement Equipment in which Lender shall have a first perfected security interest documented to the satisfaction of Lender and its counsel. Borrower shall deliver to Lender written evidence of the use of the proceeds for such purchase. All replacement Equipment purchased by Borrower shall be free and clear of all liens, claims, security interests and other encumbrances, except for the security interest granted to Lender or purchase money security interests permitted by this Section 9.3 or otherwise consented to in writing by Lender.

         9.4. Leased Equipment. Attached hereto as Exhibit E, is a true, accurate and complete schedule of all material leases of Equipment entered into by Borrower. Upon request by Lender, Borrower shall amend and update such schedule to identify the material equipment leased, the serial number thereof, the lessor, the term of the lease, the amount left unpaid thereon, an estimated value of the Equipment leased pursuant thereto, and whether said lease is deemed to be an operating lease or a capitalized lease.


10.      WARRANTIES AND REPRESENTATIONS.

         10.1. General Warranties and Representations. Borrower warrants and represents that:

                 (a) Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified or licensed as a foreign entity to do business in all other countries, states and provinces in which the laws thereof require Borrower to be so qualified or licensed, including but not limited to those jurisdictions set forth on Exhibit F.

                 (b) Borrower has not used, during the five (5) year period preceding the date of this Agreement, and does not intend to use, any other corporate or fictitious name, except as disclosed in Exhibit G attached hereto.

                 (c) Borrower has the right and power and is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and the Ancillary Agreements.

                 (d) The execution, delivery and performance by Borrower of this Agreement and the Ancillary Agreements shall not, by their execution or performance, the lapse of time, the giving of notice or otherwise, constitute a violation of any applicable law, rule, regulation, judgment, order or decree or a breach of any provision contained in Borrower's articles of incorporation or by-laws, or contained in any agreement, instrument, indenture or other document to which Borrower is now a party or by which it is bound, which violation would have a material adverse affect on Borrower.

                 (e) This Agreement and the Ancillary Agreements are and will be the legal, valid and binding agreements of Borrower enforceable in accordance with their terms, except as enforcement thereof may be subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and to general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

                 (f) Borrower's uses of the proceeds of any advances made by Lender hereby are, and will continue to be, legal and proper uses (duly authorized by its board of directors), in accordance with applicable laws, rules and regulations, as in effect as of the date hereof.

                 (g) Attached hereto as Exhibit H is a true, accurate and complete list of all United States and foreign patents, trademarks, tradenames, service marks, copyrights and applications therefor owned and or used by Borrower (the "INTELLECTUAL PROPERTY RIGHTS"). Except as set forth on Exhibit C, the Intellectual Property Rights are owned by Borrower or Borrower owns or possesses the royalty-free licenses or other rights to use all Intellectual Property Rights. To the best of Borrower's knowledge, none of the products or processes of Borrower's business conflicts with or infringes or has infringed upon any patents, trademarks, trade names, service marks or copyrights of any other Person or entity; and to the best of Borrower's knowledge, Borrower has the full right to conduct its businesses as heretofore conducted, without incurring license fees or royalty or other payment obligations to any person or entity in respect of the Intellectual Property Rights.

                 (h) Borrower has, and is current and in good standing with respect to, all governmental approvals, permits, certificates, inspections, consents and franchises necessary to conduct and to continue to conduct its present and intended business as heretofore conducted by it and to own or lease and operate its properties as now owned or leased and operated by it.

                 (i) Borrower now has capital sufficient to carry on its business and transactions and all businesses and transactions in which it is about to engage and is now solvent and able to pay its debts as they mature and Borrower now owns property the fair salable value of which is greater than the amount required to pay Borrower's debts.

                 (j) Except as disclosed on Exhibit I attached hereto and in the Financials, Borrower has no litigation pending, or to the best of its knowledge, threatened.

                 (k) Except as disclosed on Exhibit J, Borrower has no Indebtedness (except for payables arising in the ordinary course of its business since the dates reflected in the Financials) and has not guaranteed the obligations of any other Person.

                 (l) Exhibit J sets forth all Indebtedness of Borrower, other than non-material Equipment Leases, including but not limited to the payee thereof, and any collateral granted to secure the payment thereof.

                 (m) Except as disclosed on Exhibit J and non-material Equipment Leases, Borrower represents that there are no documents or instruments evidencing or creating any Indebtedness of Borrower to any party other than to Lender.

                 (n) Borrower is not in monetary default or material non-monetary default under any indenture, loan agreement, mortgage, lease, trust deed, deed of trust or other similar agreement relating to the borrowing of monies to which it is a party or by which it is bound.

                 (o) Borrower is not a party to any contract or agreement or subject to any charge, restriction, judgment, decree or order materially and adversely affecting its business, property, assets, operations or condition, financial or other, and is not a party to any labor dispute; there are no lockouts, strikes or walkouts relating to any labor contracts and no such contract is scheduled to expire during the Term.

                 (p) Borrower has good, indefeasible and merchantable title to and ownership of the Collateral, free and clear of all liens, claims, security interests and other encumbrances, except those of Lender and those, if any, described on Exhibit C.

                 (q) Borrower is not in violation of any applicable statute, rule, regulation or ordinance of any governmental entity, including, without limitation, the United States of America, any state, city, town, municipality, county or of any other jurisdiction, or of any agency thereof, in any respect materially and adversely affecting the Collateral or Borrower's business, property, assets, operations or condition, financial or otherwise; provided that, with respect to any statute, law, regulation, rule, ordinance or order not in existence or effect as of the date hereof, the preceding portion of this Section 10.1(q) shall be deemed to be a covenant by Borrower to so comply at the time any such statute, law, regulation rule, ordinance exists or becomes effective.

                 (r) The Financials fairly present the assets, liabilities and financial condition and results of operations of Borrower and such other Persons described therein as of the dates thereof; there are no omissions or other facts or circumstances which are or may be material and there has been no material and adverse change in the assets, liabilities or financial or other condition of Borrower since the date of the Financials; there exist no equity or long term investments in or outstanding advances to any Person not reflected in the Financials; and there are no actions or proceedings which are pending or, to the best of Borrower's knowledge, threatened, against Borrower or any other Person which might result in any material adverse change in Borrower's financial condition or materially and adversely affect Borrower's operations, its assets or the Collateral.

                 (s) Borrower has filed all federal, state and local tax returns and other reports, or has been included in combined returns or reports filed by an Affiliate, which Borrower is required by law, rule or regulation to file and all Charges that are due and payable have been paid.

                 (t) Borrower's execution and delivery of this Agreement and of the Ancillary Agreements does not directly or indirectly violate or result in a violation of any applicable laws, rules or regulations, including without limitation, the Securities Exchange Act of 1934, as amended, and Regulations U, G, T and X of the Board of Governors of the Federal Reserve System (12 CFR 221, 207, 220 and 224, respectively), and Borrower does not own or intend to purchase or carry any "margin security," as defined in such Regulations.

                 (u) Borrower has and, during the term hereof shall have, no Subsidiaries.

                 (v) At all times during the Term a majority of the Board of Directors of Borrower shall consist of persons who presently serve on said board or who are persons for whom Charles M. Siegel voted at the last annual meeting of shareholders at which directors were elected.

                 (w) At all times during the term hereof, Charles M. Siegel shall own not less than 1,255,000 shares of the issued and outstanding shares of the Borrower.

                 (x) Attached hereto as Exhibit K is a true, accurate and complete schedule of all employment agreements and/or any consulting agreements either for any specified duration or with any shareholder, director or employee of Borrower.

                 (y) At all times during the term hereof, Charles M. Siegel shall be an officer and full-time employee of Borrower in the capacity of Chief Executive Officer, provided, however, breach of this covenant shall not be a Default or Event of Default if such officer and full-time employee is replaced within ninety (90) days with a reasonably qualified person, approved by Lender, which approval shall not be unreasonably withheld or delayed.

                 (z) Attached hereto as Exhibit L is a true, accurate and complete schedule of all operating accounts, bank accounts, depository accounts, investment accounts, and checking accounts owned or in the name of Borrower. Borrower shall not open, or use or allow any funds, assets, monies or proceeds of the Collateral to be deposited into any other account, without in each instance the prior written consent of Lender, which consent may be withheld in Lender's sole and absolute discretion and which consent shall be contingent upon Borrower's delivery to Lender of a blocked account agreement, in form and substance satisfactory to Lender. Borrower shall cause each bank or other institution in which Borrower maintains an account to enter into a blocked account agreement with Bank, in form and substance reasonably acceptable to Bank.

                 (aa) Bank's exercise of any of the rights or remedies described in Article 11 of this Agreement or in any of the Other Agreements shall not constitute a breach of any provision contained in any agreement, instrument or document concerning the assignment or license of, or the payment of royalties for, any patents, patent rights, tradenames, trademarks, trade secrets, know-how, copyrights or any other form of intellectual property now or at any time or times hereafter protected as such by any applicable law.

         10.2.   Compliance with Environmental Laws.

                 (a) Borrower hereby represents and warrants to Lender that:

                          (i) the operations of Borrower comply in all material respects with all applicable Environmental Laws; (A) none of the operations of Borrower are subject to any judicial or administrative proceeding alleging the violation of any Environmental laws; (B) none of the operations of Borrower are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any Hazardous Material into the environment; (C) none of Borrower or any other obligor or any subsidiary has filed any notice under any federal or state law indicating past or present treatment, storage or disposal of a Hazardous Material or reporting a spill or release of a Hazardous Material into the environment; and (D) none of Borrower, any other obligor or any subsidiary has any known material contingent liability in connection with any release of any Hazardous Material into the environment. The materiality standard used in this Section 10.2(a)(i) shall be exceeded if the facts giving rise to a breach or breaches of the representations or warranties contained herein might result in liability in excess of $50,000 in the aggregate.

                          (ii) the execution, delivery and performance by Borrower of this Agreement and/or the Ancillary Agreements will not, except to the extent caused by independent actions of Lender, impose on or subject Lender to any liability, whether fixed or contingent, in respect of any Environmental Law relating to the operation of Borrower's business.

                 (b) Borrower hereby indemnifies Lender, its successors and assignees, and agrees to hold Lender harmless from and against any and all losses, liabilities, damages, injuries, costs, expenses and claims of any and every kind whatsoever (including, without limitation, court costs and attorneys' fees) which at any time or from time to time may be paid, incurred or suffered by, or asserted against, Lender for, with respect to, or as a direct or indirect result of the violation by Borrower, any other obligor or any of Borrower's subsidiaries, of any laws, including but not limited to, the Environmental Laws or any laws or regulations relating to Hazardous Material, treatment, storage, disposal, generation and transportation, air, water and noise pollution, soil or ground or water contamination, the handling, storage or release into the environmental of Hazardous Materials; or with respect to, or as a direct or indirect result of the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission or release from, properties utilized by Borrower, any other obligor or any of Borrower's subsidiaries in the conduct of their respective business into or upon any land, the atmosphere, or any watercourse, body of water or wetlands, of any Hazardous Material (including, without limitation, any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under the Environmental Laws); and the provisions of and undertakings and indemnification set out in this
Section 10.1(b) shall survive the satisfaction and payment of the Liabilities and the termination of this Agreement.

         10.3. Account Warranties and Representations. Borrower warrants and represents that Lender may rely without independent investigation, on all statements, warranties and representations made by Borrower on or with respect to the Accounts listed on any Accounts Report, unless otherwise indicated in writing by Borrower:

                 (a) Such Accounts are genuine, are in all respects what they purport to be, are not reduced to a judgment and, if evidenced by any instrument, item of chattel paper, agreement, contract or documents, are evidenced by only one executed original instrument, item of chattel paper, agreement, contract, or document, which original has been endorsed and delivered to Lender.

                 (b) Such Accounts (subject to the rights of lay-away customers to obtain a refund) represent undisputed, bona fide transactions completed in accordance with the terms and provisions contained in any documents related thereto.

                 (c) Except for credits issued to any Account Debtor in the ordinary course of Borrower's business for Inventory returned to Borrower, the amounts shown on the Accounts Report, and all invoices and statements delivered to Lender with respect to any Account, are actually and absolutely owing to Borrower and are not contingent for any reason.

                 (d) The goods, the sale of which gave rise to the Accounts, (i) to Borrower's Knowledge were produced in full compliance with the Federal Labor Standards Act, 29 U.S.C. Sections 207 et seq. as amended from time to time, and (ii) are not, and were not at the time of the sale thereof, subject to any lien, claim, security interest or other encumbrance, except those of Lender, for itself and the ratable benefit of Lender, and those removed or terminated prior to the date hereof.

                 (e) Borrower has no knowledge of any fact or circumstances which would impair the validity or collectibility of any of the Accounts, where the invalidity or uncollectibility of such Accounts would result in a Collateral impairment in excess of $25,000.

                 (f) Except for the GAC Permitted Lien and the lien created hereby, the Accounts have not been pledged or sold to any Person or otherwise encumbered and Borrower is the owner of the Accounts free of all liens and encumbrances.

         10.4. Inventory Warranties and Representations. Borrower warrants and represents that Lender may rely, in determining which items of Inventory listed on any Inventory Report are Eligible Inventory, without independent investigation, on all statements, warranties and representations made by Borrower on or with respect to any such Inventory Report and, unless otherwise indicated in writing by Borrower, that:

                 (a) All Inventory is located on premises listed on Exhibit D attached hereto or is Inventory which is in transit and is so identified on the relevant Inventory Report.

                 (b) To Borrower's knowledge, the Inventory has been produced in full compliance with all requirements of the Federal Labor Standards Act, 29 U.S.C. Sections 207 et seq., as amended from time to time.

                 (c) Except as specified on Exhibit D attached hereto, no Inventory is now, and shall not at any time or times hereafter be, stored with a bailee, warehouseman or similar party without Lender's prior written consent and, if Lender gives such consent, Borrower will concurrently therewith cause any such bailee, warehouseman or similar party to issue and deliver to Lender, in form and substance acceptable to Lender, warehouse receipts therefor in Lender's name, to execute waivers of warehouseman's liens and to execute such UCC financing statements as Lender shall reasonably require.

                 (d) Borrower is the owner of all of the Inventory free and clear of all claims, liens and encumbrances, except those of Lender and the lien in favor of GAC. None of the Inventory has been (i) leased, rented, transferred or sold, or transferred on consignment or (ii) sold on a sale or return basis, other than in the ordinary course of business.

         10.5.   Compliance with ERISA.

                 (a) Representations and Warranties. Borrower hereby represents and warrants that Exhibit M describes the Employee Benefit Plans to which Borrower or any of its ERISA Affiliates may have obligations. To the best of Borrower's knowledge, Borrower hereby warrants and represents that, except as disclosed on Exhibit M:

                          (i) each Employee Benefit Plan of Borrower or any of its ERISA Affiliates is in compliance in all material respects with its terms and with the applicable provisions of ERISA, the Code and all other statutes and regulations applicable thereto and each such Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to any such Employee Benefit Plan has been determined to be exempt from federal income tax under Section 501(a) of the Code;

                          (ii) neither Borrower nor any of its ERISA Affiliates maintains or contributes to any Employee Benefit Plan with an actuarial present value of projected benefit obligations that exceeds the fair market value of net assets available for such benefits, calculated on the basis of the actuarial assumptions specified in the most recent actuarial valuation for such Employee Benefit Plan, and no such Employee Benefit Plan provides for subsidized early retirement benefits that could materially adversely affect the funded status of such Employee Benefit Plan or Employee Benefit Plans in the event of a reduction in force or plant closing;

                          (iii) with respect to each Employee Benefit Plan that is a "defined benefit plan", as defined in Section 3(j) of ERISA, the assets of each such Employee Benefit Plan are equal to or greater than the accrued benefits of the participants and beneficiaries thereunder, as determined pursuant to the actuarial methods and assumptions utilized by the PBGC in the event of a plan termination;

                          (iv) neither Borrower nor any of its ERISA Affiliates maintains, participates in or contributes to any employee welfare benefit plan within the meaning of Section 3(1) of ERISA that provides benefits to employees after termination of employment other than as required by
                 Section 601 of ERISA; as such, neither Borrower, nor any of its ERISA Affiliates are currently or will in the future be subject to the accounting recognition and disclosure standards of Statement of Financial Accounting Standards No. 106 (FASB
                 106);

                          (v) neither Borrower nor any of its ERISA Affiliates has breached any of the responsibilities, obligations, or duties imposed on them by ERISA or the regulations promulgated thereunder with respect to any Employee Benefit Plan;

                          (vi) neither Borrower nor any of its ERISA Affiliates has (i) failed to make a required contribution or payment to a Multi-employer Plan or (ii) made or expects to make a complete or partial withdrawal under Sections 4203 or 4205 of ERISA from a Multi-employer Plan;

                          (vii) at the date hereof, the aggregate potential withdrawal liability payment, as determined in accordance with Title IV of ERISA or the terms of such Multiemployer-Plan, of the Borrower and any of its ERISA Affiliates with respect to all Employee Benefit Plans that are Multiemployer Plans does not exceed $50,000 and, to Borrower's and its ERISA Affiliates' knowledge, no Multi-employer Plan is in reorganization or insolvent within the meaning of Sections 4241 or 4245 of ERISA;

                          (viii) neither Borrower nor any of its ERISA Affiliates has failed to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or other payment;

                          (ix) neither Borrower nor any of its ERISA Affiliates is required to provide security to an Employee Benefit Plan under Section 401(a)(29) of the Code due to an Employee Benefit Plan amendment that results in an increase in current liability for the plan year;

                          (x) no liability to the PBGC has been, or is expected by Borrower or any ERISA Affiliate to be, incurred by Borrower or any of its ERISA Affiliates, other than the payment of premiums, and there are no premium payments that have became due and which are unpaid;

                          (xi) no events have occurred in connection with any Employee Benefit Plan that might constitute grounds for the termination of any such Employee Benefit Plan by the PBGC or for the appointment by any United States District Court of a trustee to administer any such Employee Benefit Plan;

                          (xii) no Reportable Event has, in the case of any Employee Benefit Plan maintained by Borrower or any of its ERISA Affiliates other than a Multi-employer Plan, occurred and is continuing, or to Borrower's knowledge, has occurred and is continuing in the case of any such Employee Benefit Plan that is a Multiemployer Plan;

                          (xiii) no Employee Benefit Plan maintained by Borrower or any of its ERISA Affiliates had an Accumulated Funding Deficiency, whether or not waived, as of the last day of the most recent Fiscal Year of such Employee Benefit Plan or, in the case of any Multi-employer Plan, as of the most recent fiscal year of such Multi-employer Plan for which the annual reports of such Multi-employer Plan's actuaries and auditors have been received; and

                          (xiv) neither Borrower nor any of its ERISA Affiliates has engaged in a Prohibited Transaction prior to the date hereof, and the execution, delivery, and carrying out of this Loan Agreement will not involve any non-exempt Prohibited Transactions (within the meaning of Part 4 of Subtitle B of Title I of ERISA) or any transaction in connection with which a tax could be imposed pursuant to
                 Section 4975 of the Code.

                 (b)      ERISA Reports.  Borrower shall:

                          (i) as soon as possible, and in any event within fifteen (15) Business Days, after Borrower or any of its ERISA Affiliates knows or has reason to know that, regarding any Employee Benefit Plan with respect to the Borrower or any of its ERISA Affiliates, a Prohibited Transaction or a Reportable Event has occurred (whether or not the requirement, if applicable, for notice of such Reportable Event has been waived by the PBGC), deliver to the Lender a certificate of a responsible officer of the Borrower setting forth the details of such Prohibited Transaction or Reportable Event, the action that Borrower, or the ERISA Affiliate, proposes to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor, or PBGC;

                          (ii) upon request of the Lender made from time to time, deliver to the Lender a copy of the most recent actuarial report, funding waiver request, and annual report filed with respect to any Employee Benefit Plan maintained by Borrower or any of its ERISA Affiliates;

                          (iii) upon request of the Lender made from time to time, deliver to the Lender a copy of any Employee Benefit Plan sponsored, contributed to, participated in or maintained by the Borrower or any of its ERISA Affiliates; and

                          (iv) as soon as possible, and in any event within ten (10) Business Days, after it knows or has reason to know that any of the following have occurred with respect to any Employee Benefit Plan maintained, or contributed to, by Borrower or any of its ERISA Affiliates, deliver to the Lender a certificate of a responsible officer of Borrower setting forth the details of the events described in (a) through (l) and the action that Borrower or the ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice or filing from the PBGC or other agency of the United States government with respect to such of the events described in (a) through (l): (a) any Employee Benefit Plan has been terminated; (b) the Plan Sponsor intends to terminate any Employee Benefit Plan; (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate any Employee Benefit Plan or to appoint a trustee to administer such Employee Benefit Plan, or the Borrower or any of its ERISA Affiliates receives a notice from a Multi-employer Plan that such action has been taken by the PBGC with respect to such Multi-employer Plan; (d) Borrower or any of its ERISA Affiliates withdraws from any Employee Benefit Plan, or notice of any withdrawal liability is received by Borrower or any of its ERISA Affiliates; (e) any Employee Benefit Plan has received an unfavorable determination letter from the Internal Revenue Service regarding the qualification of the Employee Benefit Plan under
                 Section 401(a) of the Code; (f) the Borrower or any of its ERISA Affiliates fails to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment or has applied for a waiver of the minimum funding standard under
                 Section 412 of the Code; (g) the imposition of any tax under Code Section 4980B(a) or the assessment by the Secretary of Labor of a civil penalty under Sections 502(c) or 502(l) of ERISA; (h) there is a partial or complete withdrawal (as described in ERISA Section 4203 or 4205) by the Borrower or any of its ERISA Affiliates from a Multiemployer Plan; (i) the Borrower or any of its ERISA Affiliates is in "DEFAULT" (as defined in ERISA Section 4219(c)(5)) with respect to payments to a Multiemployer Plan required by reason of its complete or partial withdrawal from such Employee Benefit Plan; (j) a Multi-employer Plan is in "REORGANIZATION" or is "INSOLVENT" (as described in Title IV of ERISA) or such Multi-employer Plan intends to terminate or has terminated under Section 4041A of ERISA; (k) the institution of a proceeding by a fiduciary of a Multi-employer Plan against the Borrower or any of its ERISA Affiliates to enforce Section 515 of ERISA; or
                 (1) the Borrower or any of its ERISA Affiliates has materially increased benefits under any existing Employee Benefit Plan or commenced contributions to an Employee Benefit Plan to which Borrower or any of its ERISA Affiliates was not previously contributing. For purposes of this Section, Borrower shall be deemed to have knowledge of all facts known by the Plan

                 Administrator of any Employee Benefit Plan of which Borrower or any of its ERISA Affiliates is the Plan Sponsor or Plan Administrator.

                 (c) Compliance with ERISA. None of Borrower or its ERISA Affiliates will (i) establish, maintain, or operate any Employee Benefit Plan that is not in compliance in all material respects with the provisions of ERISA, the Code, and all other applicable laws, and the regulations and interpretations thereunder; (ii) allow to exist any Accumulated Funding Deficiency with respect to any Employee Benefit Plan, whether or not waived;
(iii) terminate any Employee Benefit Plan or withdraw or effect a partial or complete withdrawal (as described in ERISA Section 4203 or 4205) from any Multi-employer Plan, if such termination or withdrawal could subject the Borrower or any of its ERISA Affiliates to liability; (iv) fail to make any required installment or any other payment required under Section 412 of the Code on or before the due date for such installment or other payment; (v) amend any Employee Benefit Plan so as to result in an increase in current liability for the plan year such that Borrower or any of its ERISA Affiliates is required to provide security to such Employee Benefit Plan under Section 401(a)(29) of the Code; (vi) fail to make any contribution or payment to any Multi-employer Plan which Borrower or any of its ERISA Affiliates may be required to make under any agreement relating to such Multi-employer Plan; (vii) knowingly enter into any Prohibited Transaction described in Section 406 of ERISA or Section 4975 of the Code for which a class exemption is not available or a private exemption previously has not been obtained from the Department of Labor; (viii) permit the occurrence of any Reportable Event, or any other event or condition, which could subject the Borrower or any of its ERISA Affiliates to material liability; or (ix) allow or permit to exist any other event or condition known or that reasonably should be known to Borrower which event or condition could, with respect to any Employee Benefit Plan, subject Borrower or any of its ERISA Affiliates to any material liability.

                 (d) Definitions. For purposes of this Section 10.5, the following definitions shall apply:

                          (i) "ACCUMULATED FUNDING DEFICIENCY" shall have the meaning assigned to that term in Section 302 of ERISA.

                          (ii) "CODE" shall mean the Internal Revenue Code of 1986, as amended.

                          (iii) "EMPLOYEE BENEFIT PLAN" shall mean an employee benefit plan within the meaning of Section 3(3) of ERISA that is maintained, sponsored, participated in or contributed to by the Borrower or any of its ERISA Affiliates.

                          (iv) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor thereto.

                          (v) "ERISA AFFILIATE" shall mean any corporation, trade or business that is, along with the Borrower, a member of a controlled group of trades or businesses, or a member of any group of organizations, within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

                          (vi) "MULTI-EMPLOYER PLAN" shall mean any plan described in Section 3(37) or 4001(a)(3) of ERISA to which contributions are or have been made by the Borrower or any of its ERISA Affiliates.

                          (vii) "PBGC" shall mean the Pension Benefit Guaranty Corporation or any governmental body succeeding to its functions.

                          (viii) "PLAN ADMINISTRATOR" shall have the meaning assigned to it in Section 3(16)(A) of ERISA.

                          (ix) "PLAN SPONSOR" shall have the meaning assigned to it in Section 3(16)(B) of ERISA.

                          (x) "PROHIBITED TRANSACTION" shall mean a transaction that is prohibited under Code Section 4975 or ERISA Section 406 and not exempt under Code Section 4975 or ERISA Section 408.

                          (xi) "REPORTABLE EVENT" shall mean, with respect to Borrower or any of its ERISA Affiliates (a) an event described in Sections 4043(c), 4068(a), or 4063(a) of ERISA or in the regulations thereunder, (b) receipt of a notice of withdrawal liability with respect to a Multi-employer Plan pursuant to Section 4202 of ERISA, (c) an event requiring the Borrower or any of its ERISA Affiliates to provide security for an Employee Benefit Plan under Code Section 401(a)(29),
                 (d) any failure to make payments required under Code Section 412(m), (e) the withdrawal of the Borrower or any of its ERISA Affiliates from an Employee Benefit Plan in which it is a "SUBSTANTIAL EMPLOYER" as defined in Section 4001(a)(2) of ERISA, (f) the institution of proceedings to terminate an Employee Benefit Plan by the PBGC, or (g) the filing of a notice to terminate an Employee Benefit Plan or the treatment of an amendment of an Employee Benefit Plan as a termination under Section 4041 of ERISA.

         10.6. Representations Relating to Real Property. Borrower hereby represents and warrants:

                 (a) Attached hereto as Exhibit N, is a true, accurate and complete list of all real property owned by Borrower as of the date hereof. Borrower shall not acquire or enter into any contract or agreement to acquire fee simple real property after the date hereof, without Lender's prior written consent, or enter into any lease of real property without Lender's prior written consent, which shall not be unreasonably withheld; provided that, no consent shall be required for that transaction involving the sale and leaseback of real estate which is pending on the Closing Date or for entering into a maximum of three (3) new leases for retail stores during each fiscal year of Borrower commencing in the fiscal year beginning February 1, 1998.

                 (b) Borrower is not now and at no time during the term hereof, shall Borrower be or become a lessor or landlord under any agreement for the lease, license or use of real property without Lender's prior written consent, which consent shall not be unreasonably withheld; provided that Borrower may continue to enter into agreements with Fanin Sales Corp. and Model Imperial Fine Fragrances, Inc. for sublease or license of space for jewelry and fragrance sales and the sublease of closed stores.

                 (c) Attached hereto as Exhibit O is a true, accurate and complete schedule of all leases, licenses or other written agreement pursuant to which Borrower, as tenant, leases real property (the "EXISTING LEASES"). Those Existing Leases set forth in Part 1 of such Exhibit O, are leases for premises in which Borrower is operating its business and has Inventory. Those Existing Leases set forth in Part 2 of such Exhibit O, represent leases where Borrower maintains no Inventory and does no business. Borrower shall not modify, or otherwise amend any such Existing Lease in any material respect, without Lender's prior written consent; provided that Lender shall approve or disapprove any such amendment or modification within ten (10) days after notice thereof and if Lender fails to respond within said ten (10) day period, Lender shall be deemed to have consented to such amendment, modification or supplement. A true, accurate and complete copy of each Existing Lease has been delivered to Lender concurrently herewith. Each Existing Lease is in full force and effect, unamended as of the date hereof, except as delivered to Lender. All rent which is due and payable under the terms of each Existing Lease has been paid in full, and there exists no default under the terms of such Existing Lease, which default could give rise to the termination of such lease.

                 (d) Borrower shall deliver to Lender a fully executed Landlord's Waiver, in form and substance reasonably acceptable to Lender, from each landlord under an Existing Lease relating to real property or any lease hereafter entered into by Borrower used by Borrower as a retail store.

                 (e) Subject to the provisions of Section 10.6(a), Borrower shall not enter into any new lease, license, or agreement for the use or occupancy of real property without in each case receiving Lender's prior written consent, and delivering to Lender, as a condition to such consent, a landlord's waiver of lien, in substantially the form of Exhibit P, provided that, Lender agrees that if prospective Landlords will not agree to grant Lender access for a period of one hundred eighty (180) days, Lender will agree to limit the access period to ninety (90) days.

         10.7. Automatic Warranty and Representation and Reaffirmation of Warranties and Representations. Each request for a Revolving Loan made by Borrower pursuant to this Agreement or the Ancillary Agreements shall constitute (i) an automatic warranty and representation by Borrower to Lender that there does not then exist a Default or an Event of Default and (ii) a reaffirmation as of the date of said request of all of the warranties and representations of Borrower contained in this Agreement and in the Ancillary Agreements as such representations and warranties may be supplemented by Borrower from time to time.

         10.8. Survival of Warranties and Representations; Covenants. Borrower covenants, warrants and represents to Lender that all representations and warranties of Borrower contained in this Agreement and the Ancillary Agreements shall be true at the time of Borrower's execution of this Agreement and the Ancillary Agreements, and shall survive the execution, delivery and acceptance hereof and thereof by the parties thereto and the closing of the transactions described herein and therein or related hereto or thereto. Borrower hereby covenants and agrees to take all action or omit to take any action which would cause any representation or warranty contained herein to become untrue or inaccurate and each representation shall be deemed a warranty and covenant by Borrower to do or cause to be done such actions or refrain or cause other Persons to refrain from taking any action which would or could cause the representation set forth herein to be untrue or materially misleading.

         10.9. Acknowledgment of Lender's Reliance. All representations, warranties, covenants and agreements made herein or in any certificate or other documents heretofore or hereafter delivered to the Lender by or on behalf of Borrower pursuant to or with respect to this Agreement or the Ancillary Agreements shall be deemed to have been relied upon by the Lender notwithstanding any investigation heretofore made by the Lender or on its behalf.

11.      COVENANTS AND CONTINUING AGREEMENTS.

         11.1.   Financial Covenants.

                 (a) Borrower shall maintain an Interest Coverage Ratio, measured quarterly on a rolling four- quarter basis (except as noted) in the following amounts at the following times:

For the 3 fiscal-month period
ending on or about 01/31/98:              2.40 to 1.0

For the 6 fiscal-month period
ending on or about 04/30/98:              1.15 to 1.0

For the 9 fiscal-month period
ending on or about 07/31/98:              1.25 to 1.0

For the rolling 4-fiscal quarter
period ending on or about
01/31/98:                                 1.35 to 1.0

For the rolling 4-fiscal quarter
period ending on or about
01/31/99 through 07/31/99:                1.70 to 1.0

For the rolling 4-fiscal quarter
period ending on or about
10/31/99 or thereafter:                   2.00 to 1.0

                 (b) Borrower shall maintain minimum Net Worth, in the following amounts at the following times:

                          Quarter ended on or about:

                          01/31/98:                         $  720,000
                          04/30/98:                         $   70,000
                          07/31/98:                         $  170,000
                          10/31/98:                         $  320,000
                          01/31/99:                         $1,520,000
                          04/30/99:                         $1,020,000
                          07/31/99:                         $1,320,000
                          10/31/99:                         $1,720,000
                          01/31/00:                         $3,120,000
                          04/30/00:                         $2,820,000
                          07/31/00:                         $3,420,000
                          10/31/00:                         $4,320,000
                          01/31/01:                         $6,320,000


                 (c) Borrower shall not make Capital Expenditures in excess of (i) $1,000,000 during fiscal year ending on or about January 31, 1998, (ii) $2,500,000 during fiscal year ending on or about January 31, 1999,
(iii) $1,750,000 during fiscal year ending on or about January 31, 2000, or
(iv) $1,000,000 during fiscal year ending January 31, 2001, measured quarterly.

         11.2. Affirmative Covenants. Borrower covenants that it shall, unless consented to in writing by Lender otherwise:

                 (a) Pay to Lender, on demand, any and all reasonable fees, costs or expenses which Lender or any Participant pays to a bank or other similar institution arising out of or in connection with (i) the forwarding to Borrower or any other Person on behalf of Borrower, by Lender or any Participant, of proceeds of loans made by Lender to Borrower pursuant to this Agreement and (ii) the depositing for collection, by Lender or any Participant, of any check or item of payment received or delivered to Lender or any Participant on account of the Liabilities.

                 (b) At its sole cost and expense, keep and maintain the Collateral insured for its full insurable value against loss or damage by fire, theft, explosion, sprinklers, flood, business interruption, boiler and all other hazards and risks which are specified by Lender from time to time by obtaining policies naming Lender as lender loss payee (none of which shall be cancelable or subject to modification without at least thirty (30) days notice to Lender) in coverage, form and amount and with companies reasonably satisfactory to Lender and at Lender's request will deliver each policy or certificate of insurance together with the applicable loss payee endorsement to Lender. In addition, Borrower will deliver evidence of renewals for all of such policies at least thirty (30) days prior to the expiration date of the subject policy. Without limiting the generality of the foregoing, unless otherwise agreed in writing by Lender, all of such policies shall (i) provide that no act of any person other than Lender will affect Lender's right to recover under such policies; (ii) be in an amount at least equal to the greater of (a) original cost or (b) replacement value of the Collateral covered thereby and (iii) contain an agreed value clause sufficient to eliminate any risk of co-insurance.

                 (c) Maintain (i) product liability insurance in an amount customary for the business conducted by Borrower; and (ii) general public liability insurance in an amount satisfactory to Lender but in no event less than $1,000,000 per occurrence, for bodily injury and property damage, by obtaining policies (none of which shall be cancelable or subject to modification without at least thirty (30) days notice to Lender) in coverage and form and with companies satisfactory to Lender and at Lender's request will deliver each policy or certificate of insurance to Lender. In addition, Borrower will deliver renewals for all of such policies at least thirty (30) days prior to the expiration date of the subject policy.

                 (d) Notify Lender promptly of any event or occurrence causing a material loss or decline in value of the Collateral and the estimated (or actual, if available) amount of such loss or decline.

                 (e) Keep books of account and prepare financial statements and furnish to Lender the following (all of the foregoing and following to be kept and prepared in accordance with GAAP applied on a basis consistent with the Financials, unless Borrower's independent certified public accountants concur in any changes therein and such changes are disclosed to Lender and are consistent with then GAAP):

                          (i) as soon as available, but not later than one hundred twenty (120) days after the close of each fiscal year of Borrower, financial statements of Borrower (including a balance sheet and profit and loss statement with supporting footnotes) as at the end of such year and for the year then ended all in reasonable detail as requested by Lender and audited by a firm of independent certified public accountants of recognized regional or national standing selected by Borrower and acceptable to Lender and containing the unqualified opinion of such independent certified public accountants with respect to the financial statements;

                          (ii)    as soon as available, but no later than sixty
                 (60) days after the end of each fiscal quarter of each of Borrower's fiscal years, quarterly unaudited financial statements concerning its business, prepared in accordance with GAAP, including profit and loss statements and other accounting data as may be requested by Lender, certified by Borrower's chief financial officer.

                          (iii) as soon as available, but not later than thirty (30) days after the end of each month, an unaudited financial statement of Borrower (including a balance sheet and statement of profit and loss and of surplus for the month and such portion of Borrower's fiscal year then elapsed), all in reasonable detail as requested by Lender and certified by Borrower's chief financial officer as prepared in accordance with GAAP and fairly presenting the financial position and results of operations of Borrower for such period;

                          (iv) as soon as available, but prior to the beginning of each fiscal year, a cash flow projection, balance sheet (on a month-to month basis), and income statement, all for such fiscal year, together with appropriate supporting documents reasonably acceptable to Lender;

                          (v)     on or before 1:00 p.m. (Central Standard
                 Time) on each Friday during the term hereof (except when a Friday is a national holiday and Borrower is closed for business, and then, in such case, on the immediately following Monday), the Borrowing Base Certificate, signed by an officer of Borrower, containing all such information for the week ending on the immediately preceding Saturday.

                          (vi) within five (5) days after the filing thereof, Borrower's annual report on Form 10-K and quarterly reports on Form 10-Q, copies of any and all other filings made with the Securities and Exchange Commission, including without limitation current reports on Form 8-K or Registration Statements under the Securities Act of 1933, and press releases relating to the Borrower.

                          (vii) such other data and information (financial and other) as Lender, from time to time, may reasonably request, bearing upon or related to the Collateral, Borrower's financial condition or results of its operations, or the financial condition of any Person who is a guarantor of any of the Liabilities, including, without limitation, Accounts agings, Accounts payable agings, and detailed reports of inventory.

                 (f) Notify Lender promptly upon, but in no event later than five (5) days after, Borrower's learning thereof, that any Eligible Inventory has ceased to be Eligible Inventory and the reason(s) for such ineligibility.

                 (g) Notify Lender, promptly upon, but in no event later than five (5) days after, Borrower's learning of (i) any litigation affecting Borrower, whether or not the claim is considered by Borrower to be covered by insurance; and (ii) the institution of any litigation, suit or administrative proceeding which may materially and adversely affect the operations, financial condition or business of Borrower or which may affect Lender's security interest in the Collateral.

                 (h) Provide Lender with copies of all agreements between Borrower and any warehouse at which Inventory may, from time to time, be kept and all leases or similar agreements between Borrower and any Person, whether Borrower is lessor or lessee thereunder.

                 (i) Give written notice to Lender immediately upon receipt of any notice that (i) the operations of Borrower, any other obligor or any subsidiary are not in full compliance with requirements of applicable Environmental Laws; (ii) Borrower, any other obligor or any subsidiary is subject to any Federal or state investigation evaluating whether any remedial action is needed to respond to the release of any Hazardous Material into the environment; or (iii) any properties or assets of Borrower, any other obligor or any subsidiary are subject to any Environmental Lien.

                 (j) Without limiting the generality of any of Borrower's other covenants and agreements, the operations of Borrower, any other obligor and each of Borrower's subsidiaries shall at all times comply in all material respects with all applicable Environmental Laws. The materiality standard used in this Section 11.2(j) shall be exceeded if the facts giving rise to a breach or breaches of the covenant contained herein might result in liability in excess of $50,000 in the aggregate.

                 (k) Promptly provide Lender with all documents requested by Lender which are required from time to time by federal regulations and/or regulators.

                 (l) Borrower hereby covenants and agrees to take all action or omit to take any action which would cause any representation or warranty contained herein to become untrue or inaccurate and each representation shall be deemed a warranty and covenant by Borrower to do or cause to be done such actions or refrain or cause other Persons to refrain from taking any action which would or could cause the representations set forth herein to be untrue or materially misleading.

         11.3. Negative Covenants. Borrower covenants that it shall not, without the written consent of Lender:

                 (a) Merge or consolidate with, purchase, lease or otherwise acquire all or substantially all of the assets or properties of, or acquire any capital stock, equity interests, debt or other securities of, any Person or sell all or substantially all of its assets to any Person.

                 (b) Other than in the ordinary course of its business, acquire, purchase or make any investment in the obligations, stock, securities or equity of any Person.

                 (c) Declare or pay dividends or distributions upon any of Borrower's Stock or make any distribution of Borrower's property or assets or make any loans, advances or extensions of credit to any Person including, without limitation, to any Affiliate, officer or employee of Borrower, except as permitted under the Subordination and Intercreditor Agreements of even date herewith by and among Borrower, Lender and GAC and among Borrower, Lender, Charles M. Siegel and the Siegel Family Trust.

                 (d) Redeem, retire, purchase or otherwise acquire, directly or indirectly, or issue, any of Borrower's Stock or make any material change in Borrower's capital structure or in any of its business objectives, purposes and operations which might in any way adversely affect the repayment of the Liabilities, in the reasonable judgment of Lender.

                 (e) Enter into, or be a party to, any transaction or agreement, whether oral or in writing, with any Affiliate, director, officer or stockholder of Borrower, except agreements to pay salary and similar compensation to Borrower's employees and consultants pursuant to employment agreements and/or in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon fair and reasonable terms which are fully disclosed to Lender and have credit terms no less favorable to Borrower than would be obtained in a comparable arm's length transaction with a Person not an Affiliate, director, officer or stockholder of Borrower.

                 (f) Pay directors' compensation to any member of Borrower's Board of Directors in any fiscal year in excess, in the aggregate, of $100,000 per year.

                 (g) Enter into any transaction which materially and adversely affects the Collateral or Borrower's ability to repay the Indebtedness.

                 (h) Guarantee or otherwise, in any way, become liable with respect to the obligations or liabilities of any Person, except by endorsement of instruments or items of payment for deposit to the general account of Borrower or for delivery to Lender on account of the Liabilities.

                 (i) Make deposits to or withdrawals from any of its deposit accounts for the benefit of any Affiliate, except in the ordinary course of business.

                 (j) Except as otherwise expressly permitted herein or in the Ancillary Agreements, encumber, pledge, mortgage, grant a security interest in, assign, sell, lease or otherwise dispose of or transfer, whether by sale, merger, consolidation, liquidation, dissolution, or otherwise, any of Borrower's properties, assets, rights or businesses or the Collateral.

                 (k) Incur or otherwise acquire any Indebtedness for borrowed money (other than the Liabilities), except for (i) payables arising in the ordinary course of Borrower's business, (ii) the obligations secured by the documents evidencing the GAC Subordinate Lien, (ii) Indebtedness to Charles M. Siegel and the Siegel Family Trust and (iii) purchase money indebtedness permitted pursuant to the provisions hereof.

                 (l) Modify, amend or supplement Borrower's Articles of Incorporation or similar document.

                 (m) Enter into any agreement (other than employment agreements) with any Person that confers upon such Person the right or authority to control or direct a major portion of the business or assets of Borrower.

                 (n) Enter into any consignment arrangement for the sale of any Collateral without Lender's prior written consent which will not be unreasonably withheld or delayed.

                 (o)      Not change Borrower's fiscal year or fiscal quarters.

         11.4.   Contesting Charges.

                 (a) Borrower shall pay promptly when due all Charges. In the event Borrower, at any time or times hereafter, shall fail to pay the Charges or to promptly obtain the satisfaction of such Charges, Borrower shall promptly so notify Lender thereof and Lender may, without waiving or releasing any obligation or liability of Borrower hereunder or any Default or Event of Default, in its sole discretion, at any time or times thereafter, make such payment or any part thereof, (but shall not be obligated so to do) or obtain such satisfaction and take any other action with respect thereto which Lender deems advisable. All sums so paid by Lender and any expenses, including reasonable attorneys' fees, court costs, expenses and other charges relating thereto, shall be payable by Borrower to Lender upon demand and shall be additional Liabilities.

                 (b) Notwithstanding anything to the contrary herein, Borrower may dispute any Charges without prior payment thereof, even if such non-payment may cause a lien to attach to Borrower's assets, provided that Borrower shall give Lender prompt notice of such dispute and shall be diligently contesting the same in good faith and by an appropriate proceeding and there is no danger of a loss or forfeiture of any of the Collateral and provided further that, if the same are potentially or actually in excess of $50,000 in the aggregate at any time hereafter, Borrower shall give Lender such additional collateral and assurances as Lender, in its reasonable discretion, deems necessary under the circumstances, immediately upon demand by Lender.

         11.5. Insurance; Payment of Premiums. All policies of insurance on the Collateral or otherwise required hereunder shall be in form and amount satisfactory to Lender and with insurers reasonably recognized as adequate by Lender. Upon request of Lender, Borrower shall deliver to Lender the original (or certified copy) of each policy of insurance and evidence of payment of all premiums therefor and shall deliver renewals of all such policies to Lender at least thirty (30) days prior to their expiration dates. Borrower irrevocably makes, constitutes and appoints Lender (and all officers, employees or agents designated by Lender), as Borrower's true and lawful attorney and agent-in-fact for the purpose of making, settling and adjusting claims under such policies, endorsing the name of Borrower in writing or by stamp on any check, draft, instrument or other item of payment for the proceeds of such policies and for making all determinations and decisions with respect to such policies; provided, however, if no Event of Default has occurred and is continuing, Lender will deliver proceeds not to exceed $50,000 to Borrower to the extent necessary to replace any damaged, destroyed or otherwise lost Collateral with the remainder, if any, to be applied as provided in Section 5.2, in which case the Total Facility shall remain in effect pursuant to the terms of this Agreement and such amounts may be borrowed, repaid and reborrowed in accordance with the terms of this Agreement. If Borrower shall fail to obtain or to maintain any of the policies required by this Agreement or to pay any premium relating thereto, then Lender, without waiving or releasing any obligation or default by Borrower hereunder, may (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which Lender deems advisable. All sums so disbursed by Lender, including reasonable attorneys' fees, court costs, expenses and other charges relating thereto, shall be payable by Borrower to Lender upon demand and shall be additional Liabilities.

         11.6. Survival of Obligations Upon Termination of Agreement. Except as otherwise expressly provided for in this Agreement and in the Ancillary Agreements, no termination or cancellation (regardless of cause or procedure) of this Agreement or the Ancillary Agreements shall in any way affect or impair the powers, obligations, duties, rights, and liabilities of Borrower or Lender in any way or respect relating to any transaction or event occurring prior to such termination or cancellation, the Collateral, or any of the undertakings, agreements, covenants, warranties and representations of Borrower or Lender contained in this Agreement or the Ancillary Agreements. All such undertakings, agreements, covenants, warranties and representations shall survive such termination or cancellation.

12.      DEFAULT; RIGHTS AND REMEDIES ON DEFAULT.

         12.1. Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:

                 (a) Borrower fails to pay any part of the Liabilities when due and payable or declared due and payable.

                 (b)      Except as more specifically provided for in this
Section 12.1, Borrower or any Affiliate fails or neglects to perform, keep or observe any other term, provision, condition or covenant contained in this Agreement or in the Ancillary Agreements, which is required to be performed, kept or observed by Borrower or such Affiliate and the same is not cured within thirty (30) days after Lender gives Borrower notice of such Default; provided that (i) a default by Borrower of its obligation to deliver to Lender any Landlord's Waiver pursuant to Section 10.6 shall not be an Event of Default but shall merely give Lender the right to reserve against availability an amount equal to the lesser of (a) 12 months total lease payments for each and every lease upon which a Landlord's Waiver has not been timely delivered to Lender and (b) 65% percent of the market value of Inventory located at each such retail location when a Landlord's Waiver has not been timely delivered to Lender;

                 (c) A breach of any of the provisions, terms, conditions or covenants contained in Sections 10.1, 10.2, 10.3, 10.4, 10.5, 10.6 or 11.1,
11.2(a), 11.2(b), 11.2(c), 11.2(d), 11.2(e), 11.2(f), 11.2(g) or 11.2(h) shall automatically be an Event of Default without any notice or cure period;

                 (d) be an Event of Default if such breach is not cured within ten (10) days of the notice from Lender to Borrower.

                 (e) A default shall occur under any of the Indebtedness to parties other than Lender creating a claim in excess of $50,000 if the same has not been cured within any applicable cure or grace period contained therein or (ii) any Indebtedness for money borrowed or credit extended has been accelerated in accordance with the acceleration right afforded such Person or is not paid as and when it becomes due and payable if the same has not been cured within any applicable cure or grace period contained therein.

                 (f) Any warranty, representation, report, financial statement, or certificate made or delivered in writing by Borrower, or any of its officers, directors or senior management is not true and correct in any material respect.

                 (g) There shall occur any uninsured damage to or loss, theft, or destruction of any of its assets in an amount in excess of $25,000, unless (i) Borrower is disputing such uninsured damage, loss, theft or destruction; (ii) Borrower gives Lender prompt notice of such dispute, diligently contests the same in good faith and by an appropriate proceeding; (iii) there is no danger of a loss or forfeiture of any of the Collateral; and (iv) Borrower shall give Lender such additional collateral and assurances as Lender, in its sole discretion, deems necessary under the circumstances, immediately upon demand by Lender.

                 (h) Except as expressly permitted herein, the Collateral or any of Borrower's or any guarantor's other assets are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within forty-five (45) days thereafter or an application of a receiver, trustee, or custodian for any of the Collateral or any of Borrower's or any guarantor's other assets and the same is not dismissed within forty-five (45) days after the application therefor.

                 (i) An application is made by Borrower or any guarantor for the appointment of a receiver, trustee or custodian for any of the Collateral or any of Borrower's or any guarantor's other assets; a petition under any section or chapter of the Bankruptcy Code or any similar law or regulation is filed by or against Borrower or any guarantor and is not dismissed within sixty (60) days after filing; Borrower or any guarantor makes an assignment for the benefit of its creditors or any case or proceeding is filed by or against Borrower or any guarantor or for its dissolution, liquidation, or termination and is not dismissed within sixty (60) days; or Borrower or any guarantor ceases to conduct its business as now conducted or is enjoined, restrained or in any way prevented by court order from conducting all or any material party of its business affairs; provided, however, notwithstanding anything stated to the contrary in this paragraph no cure time is allowed or permitted Borrower upon the happening of any of the foregoing events or occurrences stated in this Section 12.1(h) if the same are the voluntary actions taken by Borrower.

                 (j) Except as otherwise permitted herein, a notice of lien, levy or assessment is filed of record with respect to all or any substantial portion of Borrower's or any Guarantor's assets by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency including, without limitation, the Pension Benefit Guaranty Corporation, or any taxes or debts owing to any of the foregoing becomes a lien or encumbrance upon the Collateral or any of Borrower's or any Guarantor's other assets and such lien or encumbrance is not released within forty-five (45) days after its creation.

                 (k) Judgment(s) is or are rendered against Borrower in excess of $10,000 and Borrower fails to commence appropriate proceedings to appeal such judgment within the applicable appeal period or, after such appeal is filed, Borrower fails to diligently prosecute such appeal or such appeal is denied.

                 (l) Borrower or any Guarantor become insolvent or fails generally to pay its debts as they become due.

                 (m)      Borrower or any ERISA Affiliate:

                          (i) Shall effect a complete or partial withdrawal (as described in ERISA Sections 4203 or 4205) from a Multi-employer Plan, if such withdrawal could subject either Borrower or any ERISA Affiliate to liability;

                          (ii) Shall fail to pay when due an amount that is payable by it to the PBGC or to an Employee Benefit Plan;

                          (iii) Has instituted against it by a fiduciary of any Multi-employer Plan an action to enforce ERISA Section 515 and such proceedings shall not have been dismissed within thirty (30) days thereafter;

                          (iv)    Has imposed against it any tax under Code
                 Section 4980B(a);

                          (v) Has assessed against it by the Secretary of Labor a civil penalty with respect to any Employee Benefit Plan under ERISA Section 502(c) or 502(l);

                          (vi) Shall apply for a waiver of the minimum funding standards of ERISA; or

                          (vii) Shall permit any other event or condition to occur or exist with respect to an Employee Benefit Plan that could subject either Borrower or any ERISA Affiliate to material liability.

                 (n) If a default occurs under any agreement, instrument or document relating to any of the Liabilities heretofore, now or at any time or times hereafter executed by, or delivered to Lender by any Guarantor.

                 (o) If any material adverse change in the business or financial condition of Borrower occurs, or if any event that materially increases Lender's risk or materially impairs the Collateral occurs.

         12.2. Acceleration of the Liabilities. Upon and after the occurrence of any Event of Default, all or any portion of the Liabilities may, at the option of Lender and without demand, notice, or legal process of any kind, be declared, and immediately shall become, due and payable.

         12.3. Remedies. Upon and after the occurrence of any Event of Default, Lender, shall have all of the following rights and remedies:

                 (a) All of the rights and remedies of a secured party under the Illinois Uniform Commercial Code or other applicable law, all of which rights and remedies shall be cumulative, and non-exclusive, to the extent permitted by law, and in addition to any other rights and remedies contained in this Agreement and in any of the Ancillary Agreements.

                 (b) The right to (i) peacefully enter upon the premises of Borrower or any other place or places where the Collateral is located and kept, without any obligation to pay rent to Borrower or any other person (unless Lender has agreed otherwise with any such other person), through self-help and without judicial process or first obtaining a final judgment or giving Borrower notice and opportunity for a hearing on the validity of Lender's claim, and remove the Collateral from such premises and places to the premises of Lender or any agent of Lender, for such time as Lender may require to collect or liquidate the Collateral, and/or (ii) require Borrower to assemble and deliver the Collateral to Lender at a place reasonably designated by Lender.

                 (c) The right to (i) open Borrower's mail and collect any and all amounts due from Account Debtors provided that Lender forwards such mail to Borrower; (ii) notify Account Debtors that the Accounts have been assigned to Lender and that Lender has a security interest therein and (iii) direct such Account Debtors to make all payments due from them upon the Accounts, including the Special Collateral, directly to Lender, or to a lock box designated by Lender. Lender shall promptly furnish Borrower with a copy of any such notice sent and Borrower hereby agrees that any such notice in Lender's sole discretion, may be sent on Lender's stationery, in which event Borrower shall, upon demand, co-sign such notice with Lender.

                 (d) The right to sell, lease or to otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as provided in Section 12.4, in lots or in bulk, for cash or on credit, all as Lender, in its sole discretion, may deem advisable. At any such sale or sales of the Collateral, the Collateral need not be in view of those present and attending the sale, nor at the same location at which the sale is being conducted. Lender shall have the right to conduct such sales on Borrower's premises or elsewhere and shall have the right to use Borrower's premises without charge for such sales for such time or times as Lender may see it. Lender is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to Lender's benefit but Lender shall have no obligations thereunder. Lender may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Liabilities. The proceeds realized from the sale of any Collateral shall be applied first to the reasonable costs, expenses and attorneys' and paralegals' fees and expenses incurred by Lender for collection and for acquisition, completion, protection, removal, storage, sale and delivery of the Collateral; second to interest due upon any of the Liabilities; and third to the principal of the Liabilities. Lender shall account to Borrower for any surplus. If any deficiency shall arise, Borrower shall remain liable to Lender therefor.

                 (e) With respect to the face amount of all LC Guaranties and Letters of Credit issued by Lender then outstanding, Lender may, at its option, require Borrower to deposit with Lender funds equal to such face amount, and if Borrower fails to promptly make such deposit, Lender may advance such amount as a Revolving Loan (whether or not an over-advance is created thereby). Any such deposit or advance shall be held by Lender as a reserve to fund future payments on such LC Guaranties and future drawings against such Letters of Credit. At such time as all LC Guaranties have been paid or terminated and all Letters of Credit have been drawn upon or expired, any amounts remaining in such reserve shall be applied against any outstanding Borrower Liabilities, or to the extent all Borrower Liabilities have been paid in full, returned to Borrower.

                 (f) Remedies In Louisiana. In addition to or in conjunction with the exercise of any or all of the foregoing remedies, with respect to any Collateral located in or deemed to have situs in Louisiana, Lender may proceed by a suit or suits at law or in equity to foreclose the security interest granted herein and sell the Collateral or any portion hereof, under a judgment or decree of a court or courts of competent jurisdiction. For the purposes of Louisiana executory process procedures, Borrower does hereby acknowledge the Liabilities. Borrower does by these presents, consent, agree and stipulate that upon the occurrence of an Event of Default it shall be lawful for Lender, and Borrower does hereby authorize Lender, to cause all and singular the Collateral to be seized and sold under executory or ordinary process, at Lender's sole option, with or without appraisement, appraisement being hereby expressly waived, as an entirety or in parcels or portions, as Lender may determine, to the highest bidder, and otherwise exercise the rights, powers and remedies afforded herein and under applicable Louisiana law. Any and all declarations of fact made by authentic act before a Notary Public in the presence of two witnesses by a person declaring that such facts lie within his or her knowledge shall constitute authentic evidence of such facts for the purpose of executory process. Borrower hereby waives in favor of Lender: (a) the benefit of appraisement as provided in Louisiana Code of Civil Procedure Articles 2332, 2336, 2723 and 2724, and all other laws conferring the same; (b) the demand and three days' delay accorded by Louisiana Code of Civil Procedure Articles 2639 and 2721; (c) the notice of seizure required by Louisiana Code of Civil Procedure Articles 2293 and 2721; (d) the three days' delay provided by Louisiana Code of Civil Procedure Articles 2331 and 2722; and (e) the benefit of other provisions of Louisiana Code of Civil Procedure Articles 2331, 2722 and 2723, not specifically mentioned above. In the event the Collateral or any part thereof are seen as an incident to an action for the recognition or enforcement of this Agreement by executory process, ordinary process, sequestration, writ of fieri facias, or otherwise, Borrower and Lender agree that the court issuing any such order shall, if petitioned for by Lender, direct the applicable sheriff to appoint as a keeper of the Collateral, Lender or any agent designated by Lender or any person named by Lender at the time such seizure is effected. This designation is pursuant to Louisiana revised Statutes 9:5136-9:5140.2 and Lender shall be entitled to all the rights and benefits afforded thereunder as the same may be amended. It is hereby agreed that the keeper shall be entitled to receive as compensation, in excess of its reasonable costs and expenses incurred in the administration or preservation of the Collateral, an amount equal to $1,000.00, payable on a monthly basis. The designation of keeper made herein shall not be deemed to require Lender to provoke the appointment of such a keeper

         12.4. Notice. Borrower agrees that any notice required to be given by Lender of a sale, lease, other disposition of any of the Collateral or any other intended action by Lender which is personally delivered to Borrower or which is deposited in the United States mail, postage prepaid and duly addressed to Borrower at the address set forth in Section 14.10, at least ten
(10) days prior to any such public sale, lease or other disposition or other action being taken, or the time after which any private sale of the Collateral is to be held, shall constitute commercially reasonable and fair notice thereof to Borrower.


13.      CONDITIONS PRECEDENT TO DISBURSEMENT.

         13.1. Documentation Checklist. The obligation of Lender to make the loans to Borrower pursuant to the terms hereof is subject to the condition precedent that, in addition to satisfaction of the conditions set forth in Sections 13.2 and 13.3 hereof, Lender shall have received, prior to the first disbursement of the proceeds of any of the loans hereunder, duly executed in the form and substance satisfactory to Lender and to its counsel those documents, agreements, instruments and matters set forth on the preliminary documentation checklist delivered to Borrower prior to the date hereof, as from time to time amended. All of the foregoing shall be in form and substance reasonably acceptable to Lender and its counsel.

         13.2. Form of Documents. The obligation of Lender to make the loans pursuant to the Total Facility to Borrower is subject to the further condition precedent that all proceedings taken in connection with the transaction contemplated by this Agreement, and all instruments, authorizations and other documents applicable thereto, shall be satisfactory in form and substance to Lender and its counsel.

         13.3. Other Conditions. In addition to the foregoing, prior to Lender's making of any and all loans hereunder, all of the following shall have been satisfied in a manner satisfactory to Lender:

                 (a) No material adverse change has occurred, financial or otherwise, in the business, operations, results of operations, assets or prospects of Borrower or the Collateral not revealed by the financial statements of Borrower for the period ending August 30, 1997, which have been delivered to, reviewed by and be satisfactory to Lender.

                 (b) No litigation shall be outstanding or have been instituted or threatened which Lender determines to be material against Borrower or any Affiliate or any of the Collateral.

                 (c) All of the representations and warranties of Borrower set forth in this Agreement and each of the Ancillary Agreements to which Borrower is a party shall be true and correct on the date of the contemplated loan to the same extent as originally made on such date.

                 (d) No Event of Default or Default shall exist or be continuing.

                 (e) Lender shall be satisfied that the transactions contemplated by this Agreement are in compliance with all applicable laws, regulations, orders, and contractual obligations deemed relevant by Lender.

                 (f) Lender's continuing due diligence review with respect to Borrower, including, without limitation, investigations and reviews of Borrower's condition (financial or otherwise), business, operations, results of operations, assets, prospects, litigation and environmental matters, and field review of the Collateral by Lender's representatives, shall continue to be satisfactory to Lender as of the Closing Date.

                 (g) Lender's liens and security interests securing the Liabilities shall have been duly created and perfected and be of first priority, except as otherwise expressly permitted by this Agreement.

                 (h) The corporate, capital and legal structure, as well as the ownership and the organizational documents, of Borrower shall be satisfactory to Lender in all respects.

14.      MISCELLANEOUS.

         14.1. Appointment of Lender as Borrower's Lawful Attorney-In-Fact. Borrower irrevocably designates, makes, constitutes and appoints Lender (and all persons designated by Lender) as Borrower's true and lawful attorney and agent in-fact and Lender, or Lender's agent, may, without notice to Borrower:

                 (a) At any time hereafter, endorse by writing or stamp Borrower's name on any checks, notes, drafts or any other payment relating to and/or proceeds of the Collateral which come into the possession of Lender or under Lender's control and deposit the same to the account of Lender for application to the Liabilities.

                 (b) At any time after the occurrence of an Event of Default which is continuing, in Borrower's or Lender's name: (i) demand payment of the Collateral; (ii) enforce payment of the Collateral, by legal proceedings or otherwise; (iii) exercise all of Borrower's rights and remedies with respect to the collection of the Collateral; (iv) settle, adjust, compromise, extend or renew the Accounts and the Special Collateral; (v) settle, adjust or compromise any legal proceedings brought to collect the Collateral; (vi) if permitted by applicable law, sell or assign the Collateral upon such terms, for such amounts and at such time or times as Lender deems advisable; (vii) satisfy and release the Accounts and Special Collateral; (viii) take control, in any manner, of any item of payment or proceeds referred to in Section 5.3; (ix) prepare, file and sign Borrower's name on any proof of claim in bankruptcy or similar document against any Account Debtor; (x) prepare, file and sign Borrower's name on any notice of lien, assignment or satisfaction of lien or similar document in connection with the Collateral; (xi) do all acts and things necessary, in Lender's sole discretion, to fulfill Borrower's obligations under this Agreement and (xii) endorse by writing or stamp the name of Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar information recorded on or contained in any data processing equipment and computer hardware and software relating to the Collateral to which Borrower has access.

                 (c) At any time after the occurrence of an Event of Default which is continuing, notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Lender and receive, open and dispose of all mail addressed to Borrower.

         14.2. Modification of Agreement; Sale of Interest. This Agreement and the Ancillary Agreements may not be modified, altered or amended, except by an agreement in writing signed by Lender; Borrower may not sell, assign or transfer this Agreement or the Ancillary Agreements or any portion hereof or thereof, including, without limitation, Borrower's right, title, interest, remedies, powers, or duties hereunder or thereunder. Borrower hereby consents to Lender's participation, sale, assignment, transfer or other disposition, at any time or times hereafter, of this Agreement and/or the Ancillary Agreements or of any portion hereof or thereof, including, without limitation, Lender's right, title, interest, remedies, powers, or duties hereunder or thereunder.

         14.3. Attorneys' Fees and Expenses; Lender's Out-of-Pocket Expenses. If, at any time or times, whether prior to or subsequent to the date hereof and regardless of the existence of a Default or an Event of Default, Lender incurs legal or other costs and expenses or employs counsel, accountants or other professionals for advice or other representation or services in connection with:

                 (a) The preparation, negotiation and execution of this Agreement, all Ancillary Agreements or any amendment of or modification of this Agreement or the Ancillary Agreements;

                 (b) Any litigation, contest, dispute, suit, proceeding or action (whether instituted by Lender, Borrower or any other Person) in any way relating to the Collateral, this Agreement, the Ancillary Agreements or Borrower's affairs;

                 (c) Any attempt to enforce any rights of Lender or any Participant against Borrower or any other Person which may be obligated to Lender or such Participant by virtue of this Agreement or the Ancillary Agreements, including, without limitation, the Account Debtors;

                 (d) Any attempt to inspect, verify, protect, collect, sell, liquidate or otherwise dispose of any of the Collateral; or

                 (e) Any inspection, verification, protection, collection, sale, liquidation or other disposition of any of the Collateral, including without limitation, Lender's periodic or special audits of Borrower's books and records;

then in any such event, the reasonable attorneys' and paralegals' fees and expenses arising from such services and all reasonably incurred expenses, costs, charges and other fees of or paid by Lender in any way or respect arising in connection with or relating to any of the events or actions described in this Section 14.3 shall be payable by Borrower to Lender upon demand and shall be additional Liabilities. Without limiting the generality of the foregoing, such reasonable expenses, costs, charges and fees may include accountants' fees, costs and expenses; court costs, fees and expenses; photocopying and duplicating expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of all such services.

         14.4. Waiver by Lender. Lender's failure, at any time or times hereafter, to require strict performance by Borrower of any provision of this Agreement or of any Ancillary Agreement shall not constitute a waiver, or affect or diminish any rights of Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Lender of a Default or an Event of Default under this Agreement or any Ancillary Agreement shall not suspend, waive or affect any other Default an Event of Default under this Agreement or the Ancillary Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or the Ancillary Agreements and no Default an Event of Default under this Agreement or the Ancillary Agreements shall be deemed to have been suspended or waived by Lender, unless such suspension or waiver is by an instrument in writing signed by an officer of Lender and directed to Borrower specifying such suspension or waiver.

         14.5. Illinois Collateral Protection Act. Borrower hereby acknowledges receipt of the notice, attached hereto as Exhibit Q, as required by and in full compliance with the Illinois Collateral Protection Act, 815 ILCS 180/15.

         14.6. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be in effective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         14.7. Parties; Entire Agreement. This Agreement and the Ancillary Agreements shall be binding upon and inure to the benefit of the respective successors and assigns of Borrower and Lender. Borrower's successors and assigns shall include, without limitation, a trustee, receiver or debtor-in-possession of or for Borrower. Nothing contained in this Section
14.7 shall be deemed to modify Section 14.2. This Agreement is the complete statement of the agreement by and between Borrower and Lender and supersedes all prior negotiations, understandings and representations between them with respect to the subject matter of this Agreement.

         14.8. Conflict of Terms. The provisions of the Ancillary Agreements are incorporated in this Agreement by this reference. Except as otherwise provided in this Agreement and except as otherwise provided in the Ancillary Agreements by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any Ancillary Agreement, the provision contained in this Agreement shall govern and control.

         14.9. Waiver by Borrower. Except as otherwise provided for in this Agreement, Borrower waives (i) presentment, demand and protest, notice of protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lender on which Borrower may in any way be liable and hereby ratifies and confirms whatever Lender may do in this regard; (ii) except as otherwise provided herein, all rights to notice and a hearing prior to Lender's taking possession or control of, or to Lender's replevy, attachment or levy upon the Collateral or any bond or security which might be required by any court prior to allowing Lender to exercise any of Lender's remedies; and (iii) the benefit of all valuation, appraisement, extension and exemption laws. Borrower acknowledges that is has been advised by its own counsel with respect to this Agreement and the transactions evidenced by this Agreement.

         14.10. GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS AGREEMENT HAS BEEN DELIVERED FOR ACCEPTANCE BY LENDERS IN CHICAGO, ILLINOIS AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS

OF LAW PROVISIONS) OF THE STATE OF ILLINOIS. BORROWER HEREBY (I) WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION TO ENFORCE OR DEFEND ANY MATTER ARISING FROM OR RELATED TO THIS AGREEMENT; (II) IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN COOK COUNTY, ILLINOIS, OVER ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY MATTER ARISING FROM OR RELATED TO THIS AGREEMENT; (III) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT BORROWER MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING; (IV) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW AND (V) AGREES NOT TO INSTITUTE ANY LEGAL ACTION OR PROCEEDING AGAINST AGENT OR ANY OF AGENT'S DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR PROPERTY, CONCERNING ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT OTHER THAN ONE LOCATED IN COOK COUNTY, ILLINOIS. NOTHING IN THIS SECTION 14.9 SHALL AFFECT OR IMPAIR LENDER'S RIGHT TO SERVE LEGAL PROCESS IN ANY MANNER PERMITTED BY LAW OR LENDER'S RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR BORROWER'S PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

         14.11. Notice. Except as otherwise provided herein, any notice required hereunder shall be in writing and shall be deemed to have been validly served, given or delivered upon deposit in the United States certified or registered mails, with proper postage prepaid, or delivered by overnight courier or messenger delivery, addressed to the party to be notified as follows:

         If to Lender, at:        Sanwa Business Credit Corporation
                                  One South Wacker Drive
                                  Chicago, Illinois  60606
                                  Attn.:   First Vice President
                                  Commercial Finance Division

         with a copy to:          Sachnoff & Weaver, Ltd.
                                  30 South Wacker Drive
                                  Suite 2900
                                  Chicago, Illinois  60606
                                  Attn.:   Cynthia Jared, Esq.

         If to Borrower, at:      Solo Serve Corporation
                                  1610 Cornerway Boulevard
                                  San Antonio, Texas  78219
                                  Attn.:  Ross Bacon, Chief Financial Officer





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
         with a copy to:          Ward Blacklock, Esq.
                                  Cox & Smith Incorporated
                                  112 East Pecan Street
                                  Suite 1800
                                  San Antonio, Texas  78205-1521

or to such other address as each party may designate for itself by like notice. Such notices shall be deemed delivered two days after being deposited in the United States mail, if mailed, one business day after deposit with the overnight delivery service, if sent by overnight delivery, or upon actual receipt.

         14.12. Section Titles, Etc. The section titles and table of contents, if any, contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto. All references herein to Sections, paragraphs, clauses and other subdivisions refer to the corresponding Sections, paragraphs, clauses and other subdivisions of this Agreement; and the words "herein", "hereof", "hereby", "hereto", "hereunder", and words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph, clause or subdivision hereof. All Exhibits which are referred to herein or attached hereto are hereby incorporated by reference.

         14.13. Representation by Counsel. Borrower hereby represents that it has been represented by competent counsel of its choice in the negotiation and execution of this Agreement and the Ancillary Agreements and that it has read and fully understood the terms hereof and intends to be bound hereby. This Agreement has been thoroughly reviewed by counsel for Borrower and in the event of an ambiguity or conflict in the terms hereof, there shall be no presumption against Lender as the drafter hereof.





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
         14.14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original agreement, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Loan and Security Agreement has been duly executed in Chicago, Illinois, on the day and year specified at the beginning hereof.

BORROWER:                              LENDER:

SOLO SERVE CORPORATION                 SANWA BUSINESS CREDIT
                                       CORPORATION


By: /s/ Ross Bacon                     By: /s/ Lawrence J. Paleck
    ------------------------------         ------------------------------
    Ross Bacon,                            Name: Lawrence J. Paleck
    Chief Financial Officer                Title:   Vice President





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